Filed pursuant to Rule 433

Registration No. 333-218295

Issuer Free Writing Prospectus dated October 3, 2017

Relating to Prospectus Supplement dated October 3, 2017

No securities regulatory authority has expressed an opinion about any information contained herein and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the secretary of the issuer at 665 Anderson Street, Winnemucca, Nevada 89445 USA, Telephone: (613) 226-9881, and are also available electronically at www.sedar.com.

The Corporation has filed a registration statement (including a prospectus and related prospectus supplement) with the U.S. Securities and Exchange Commission (“SEC”) for this offering. Before you invest, you should read the prospectus supplement (the “prospectus supplement”) and prospectus for this offering in that registration statement, and other documents the Corporation has filed with the SEC for more complete information about the Corporation and this offering. You may get these documents for free by EDGAR at the SEC web site at www.sec.gov. The prospectus supplement, together with the prospectus, is attached hereto and incorporated herein.

SHORT FORM PROSPECTUS

New Issue	October 3, 2017

PARAMOUNT GOLD NEVADA CORP.

US$4,480,000

3,200,000 Shares of Common Stock

This short form prospectus (the “Prospectus”) qualifies the distribution (the “Offering”) of 3,200,000 shares of common stock, par value of US$0.01 per share (the “Offered Shares”) of Paramount Gold Nevada Corp. (“Paramount” or the “Corporation”) at a public offering price of US$1.40 per Offered Share (the “Offering Price”), for aggregate gross proceeds of US$4,480,000. The Offering is made pursuant to an underwriting agreement (the “Underwriting Agreement”) dated October 3, 2017 among the Corporation and Canaccord Genuity Corp. and Cantor Fitzgerald Canada Corporation, as representatives of the underwriters (collectively with their affiliates, the “Underwriters”). See “Plan of Distribution”. The Offering is being made concurrently in the United States under the terms of a registration statement on Form S-3 (the “Registration Statement”) filed with the SEC under the Securities Act of 1933, as amended. The Registration Statement contains a form of U.S. prospectus dated October 3, 2017 (the “U.S. Prospectus”), a copy of which is attached to and forms part of and is incorporated in this Prospectus.

The outstanding shares of common stock of the Corporation (the “Common Shares”) are listed and posted for trading on the NYSE American LLC (the “NYSE American”) under the symbol “PZG”. On October 2, 2017, the last trading day prior to the date of this Prospectus, the closing price per Common Share on the NYSE American was US$1.57.

The Corporation has made an application to the NYSE American to list the Offered Shares.

Pursuant and subject to the terms and conditions of the Underwriting Agreement, the Corporation has agreed to issue and sell, and the Underwriters have agreed to purchase from the Corporation, 3,200,000 Offered Shares at a price of US$1.33 per Offered Share (see “Plan of Distribution”).

The terms of the Offering, including the Offering Price, were determined by negotiation between the Corporation and the Underwriters.

Public Offering Price: US$1.40 per Offered Share

	Price to public	Underwriting Discounts and Commissions(1)	Net Proceeds to the Corporation(2)
Per Offered Share	US$1.40	US$0.07	US$1.33
Total Offering(3)	US$4,480,000	US$224,000	US$4,256,000

Notes:

(1)	The compensation to be paid to the Underwriters by the Corporation consists of underwriting discounts and commissions in the amount of US$224,000 (or US$246,400 if the Over-Allotment Option (as defined herein) is fully exercised). The Corporation has agreed to reimburse the Underwriters of up to US$100,000 of their expenses. Paramount estimates its total expenses associated with the Offering and the Private Placement (as defined herein), excluding underwriting discounts and commissions, will be approximately US$250,000. The Underwriters will also serve as placement agents for the Private Placement, and the Corporation will pay the placement agents a cash fee equal to 5.0% of the gross sales price of the Private Placement Shares (as defined herein). See “Plan of Distribution”.
(2)	After deducting the underwriting discounts and commissions, but before deducting the expenses relating to the Offering and the Private Placement, including the preparation and filing of this Prospectus, which total expenses are estimated to be US$250,000 and which will be paid from the proceeds of the Offering.
(3)	The Corporation has granted the Underwriters an option (the “Over-Allotment Option”), exercisable in whole or in part, exercisable for 30 days from the date of the Underwriting Agreement, to purchase up to 320,000 additional Common Shares (the “Additional Shares”) at the Offering Price per share less the underwriting discount and commissions. The Underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this Offering. See “Plan of Distribution” and the table below.

Underwriters’ Position	Number of Common Shares Available	Exercise Period	Exercise Price
Over-Allotment Option	Up to 320,000 Additional Shares	Up to 30 days from date of the Underwriting Agreement	US$1.33 per Additional Share

The Underwriters propose to offer the Offered Shares initially at the Offering Price. After the Underwriters have made reasonable efforts to sell all of the Offered Shares by this Prospectus at such price, the Offering Price may be decreased, and further changed from time to time, to an amount not greater than the Offering Price. However, in no event will the Corporation receive less than net proceeds of US$1.33 per Offered Share. See “Plan of Distribution”.

The Underwriters, as principals, conditionally offer the Offered Shares, subject to prior sale, if, as and when issued by the Corporation and accepted by the Underwriters in accordance with the conditions contained in the Underwriting Agreement referred to under “Plan of Distribution”.

Subject to applicable laws, the Underwriters may, in connection with the Offering, effect transactions intended to stabilize or maintain the market price of the Common Shares at levels other than those which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”.

Without affecting the firm obligation of the Underwriters to purchase the Offered Shares in accordance with the Underwriting Agreement, the Underwriters may decrease the Offering Price of the Offered Shares which they sell under this Prospectus after they have made a reasonable effort to sell all of such Offered Shares at the Offering Price. The sale by the Underwriters of Offered Shares at a price less than the Offering Price will have the effect of reducing the compensation realized by the Underwriters by the amount that the aggregate price paid by the purchasers for the Offered Shares is less than the gross proceeds paid by the Underwriters for those Offered Shares. See “Plan of Distribution”.

Closing of the Offering is expected to occur on or about October 12, 2017 or such earlier or later date as the Corporation and the Underwriters may agree, but in any event the Offered Shares are to be taken up by the Underwriters, if at all, on or before a date not later than 42 days after the date of the final receipt for this Prospectus (the “Closing Date”).

It is expected that the Corporation will arrange for the instant deposit of the Offered Shares distributed under this Prospectus under the book-based system of registration, to be registered in the name of the Depositary Trust Company (“DTC”) and the Offered Shares will be deposited with, or on behalf of, DTC on the Closing Date. No certificates evidencing the Offered Shares will be issued to purchasers of the Offered Shares. Purchasers of Offered Shares will receive only a customer confirmation from the Underwriters or other registered dealer who is a DTC participant and from or through whom a beneficial interest in the Offered Shares is purchased.

An investment in the Offered Shares is speculative and involves a high degree of risk. An investment in the Offered Shares should only be made by those persons who can afford a loss of their entire investment. Prospective investors should carefully consider the risk factors described in this Prospectus under “Risk Factors” and “Forward-Looking Information” and in the documents incorporated by reference herein before purchasing Offered Shares.

Prospective investors should rely only on the information contained or incorporated by reference in this Prospectus. The financial statements included or incorporated by reference in this Prospectus have not been prepared in accordance with Canadian generally accepted accounting principles and may not be comparable to financial statements of Canadian issuers. The Corporation and the Underwriters have not authorized anyone to provide purchasers with information different from that contained or incorporated by reference in this Prospectus. The Underwriters are offering to sell and seeking offers to buy the Offered Shares only in jurisdictions where, and to persons whom, offers and sales are lawfully permitted. This Prospectus has been prepared only for the benefit of prospective investors in the Canadian jurisdictions in which it has been filed.

Prospective investors are advised to consult their own tax advisors regarding the application of Canadian and U.S. federal income tax laws to their particular circumstances, as well as any other provincial, foreign and other tax consequences of acquiring, holding or disposing of the Offered Shares.

Concurrently with the Offering, the Corporation has entered into subscription agreements with FCMI Financial Corp. and Seabridge Gold Inc. (collectively, the “Private Placement Subscribers”), whereby the Private Placement Subscribers have agreed to purchase via private placement, an aggregate of 1,775,000 Common Shares (the “Private Placement Shares”) at the Offering Price (the “Private Placement”). See “Concurrent Private Placement”. This Prospectus does not qualify the distribution of the Private Placement Shares issuable pursuant to the Private Placement. The Offering and the Private Placement are contingent on the completion of the other and are expected to close concurrently. Closing of the Private Placement is subject to customary closing conditions including, but not limited to, the listing of the Private Placement Shares on the NYSE American. The Private Placement Shares issuable under the Private Placement will be subject to a four month hold period pursuant to applicable Canadian securities laws and will also be “restricted securities” under U.S. securities laws.

The Corporation was incorporated under the General Corporation Law of the State of Nevada, USA, and certain of its directors and officers providing the certificate forming part of this Prospectus reside outside of Canada. Although the Corporation has appointed Gowling WLG (Canada) LLP, 160 Elgin St., Suite 2600, Ottawa, Ontario K1P 1C3, as its agent for service of process in Ontario, it may not be possible for investors to enforce judgments obtained in Canada against the Corporation and certain of its directors and officers.

The Corporation’s head office is located at 665 Anderson Street, Winnemucca, Nevada 89445, USA. The Corporation’s website address is www.paramountnevada.com. The Corporation’s registered office is located at 50 W Liberty St., Suite 750, Reno, Nevada 89501, USA.

Investors should not assume that the information contained in this Prospectus is accurate as of any date other than the date of this Prospectus. Subject to the Corporation’s obligations under applicable Canadian securities laws, the information contained in this Prospectus is accurate only as of the date of this Prospectus regardless of the time of delivery of the Prospectus or of any sale of the Offered Shares.

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FORWARD-LOOKING INFORMATION

This Prospectus, and the documents incorporated by reference into this Prospectus, contain forward-looking information within the meaning of Canadian securities laws. This forward-looking information may contain certain references to future expectations and other forward-looking statements and information relating to the Corporation’s financial condition, results of operations and business. These statements include, among others:

•	statements about the Corporation’s anticipated exploration results, cost and feasibility of production, receipt of permits or other regulatory or government approvals and plans for the development of its properties;

•	statements concerning the benefits or outcomes that the Corporation expect will result from its business activities; and

•	statements of the Corporation’s expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives or future events or performance (often, but not always, using words or phrases such as “may”, “could”, “should”, “would”, “believe”, “estimate”, “expect”, “anticipate”, “plan”, “forecast”, “potential”, “intend”, “continue”, “project” and similar expressions) speak only as of the date the statement is made, are not statements of historical fact and may be forward-looking information (collectively referred to in the following information simply as “forward-looking statements”). In addition, statements concerning mineral resource estimates constitute forward-looking statements to the extent that they involve estimates of the mineralization expected to be encountered if a mineral property is developed.

Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Do not unduly rely on forward-looking statements. Actual results may differ materially from those expressed or implied by these forward-looking statements and information. Further, the information contained in this document or incorporated herein by reference is a statement of the Corporation’s present intention and is based on present facts and assumptions, and may change at any time and without notice, based on changes in such facts or assumptions. Factors that could cause actual results to differ materially from these forward-looking statements include:

•	the risks and hazards inherent in the exploration mining businesses (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions);

•	changes in the market prices of gold and silver and a sustained lower price environment;

•	the uncertainties inherent in the Corporation’s exploratory and developmental activities, including risks relating to permitting and regulatory delays, ground conditions and grade variability;

•	any future labor disputes or work stoppages (involving the Corporation and its subsidiaries or third parties);

•	the uncertainties inherent in the estimation of gold and silver reserves and mineralized material;

•	changes that could result from the Corporation’s future acquisition of new mining properties or businesses;

•	the effects of environmental and other governmental regulations; and

•	the Corporation’s ability to raise additional financing necessary to conduct its business,

as well as other factors described elsewhere in this Prospectus, the accompanying U.S. Prospectus, the Corporation’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017 and in other filings the Corporation makes with securities commissions or similar authorities in Canada and the SEC. This list is not exhaustive of the factors that may affect any of the Corporation’s forward-looking information. Forward-looking information consists of statements about the future and are inherently uncertain, and actual achievements of the Corporation or other future events or conditions may differ materially from those reflected in the forward-looking information due to a variety of risks, uncertainties and other factors, including, without limitation, those referred to in this Prospectus under the heading “Risk Factors”, elsewhere in this Prospectus and in documents incorporated by reference herein. In addition, although the Corporation has attempted to identify important factors that could cause actual achievements, events or conditions to differ materially from those identified in the forward-looking information, there may be other factors that cause achievements, events or conditions not to be as anticipated, estimated or intended. Many of the foregoing factors are beyond the Corporation’s ability to control or predict.

The forward-looking information contained herein are based on the beliefs, expectations and opinions of management on the date the statements are made and the Corporation does not assume any obligation to update forward-looking information, except as required by applicable securities laws, if circumstances or management’s beliefs, expectations or opinions should change. For the reasons set forth above, investors should not place undue reliance on forward-looking information.

The forward-looking information contained in this Prospectus and the documents incorporated herein by reference herein and therein are qualified by the foregoing cautionary statements.

CAUTIONARY NOTE REGARDING TECHNICAL DISCLOSURE

This Prospectus uses the terms “measured”, “indicated” and “inferred” resources. Paramount caution investors that, while such terms are recognized and required pursuant to National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”), the SEC does not recognize them. Investors are cautioned not to assume that any part of or all mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources”, in particular, have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under NI 43-101, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies. Investors are cautioned not to assume that part or all of an inferred mineral resource exists, or is economically or legally minable.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

The Corporation publishes its consolidated financial statements in U.S. dollars. All references in this Prospectus to “dollars”, “$” or “US$” are to U.S. dollars and all references to “CAD$” are to Canadian dollars, unless otherwise noted. The following table presents, in Canadian dollars, (i) the daily average exchange rate in effect at the end of the period; (ii) the high and low daily average exchange rate during such period; and (iii) the daily average exchange rate for such period, for one U.S. dollar, expressed in Canadian dollars, as quoted by the Bank of Canada.

Fiscal Year Ended June 30	2016		2017
End of Period	CAD$	1.2917	CAD$	1.2977
High	CAD$	1.4661	CAD$	1.3743
Low	CAD$	1.2497	CAD$	1.2765
Average	CAD$	1.3246	CAD$	1.3273

The average exchange rate is calculated using the average of the exchange rates on the last business day of each month during the applicable fiscal year. As of October 2, 2017, the daily exchange rate for the conversion of one U.S. dollar into Canadian dollars was CAD$1.2505, as quoted by the Bank of Canada.

ELIGIBILITY FOR INVESTMENT

The Offered Shares, if issued on the date hereof, would be “qualified investments” under the Tax Act for a trust governed by a registered retirement savings plan (“RRSP”), a registered education savings plan (“RESP”), a registered retirement income fund (“RRIF”), a deferred profit sharing plan, a registered disability savings plan (“RDSP”), and a tax-free savings account (“TFSA”), provided the Offered Shares are listed on a “designated stock exchange” as defined in the Tax Act. In July 2017, NYSE MKT, which was listed by the Department of Finance Canada as a “designated stock exchange”, was rebranded as NYSE American. The Department of Finance Canada has not yet confirmed that NYSE American is a designated stock exchange. As a result, it is not clear whether the Common Shares will be considered as being listed on a “designated stock exchange” for tax purposes. As such, the Corporation can provide no assurance that the Offered Shares are eligible for investment through RRSP, RESP, RRIF, RDSP or TFSA accounts. See “Risk Factors”.

A Holder of Offered Shares will be subject to a penalty tax if the Offered Shares are held in a RRSP, RRIF, or TFSA (a “Registered Plan”), as the case may be, and is a “prohibited investment” for such Registered Plan under the Tax Act. However, provided that the controlling individual or annuitant of a Registered Plan (a) deals at arm’s length with the Corporation and (b) does not hold a “significant interest” (as defined in the Tax Act) in the Corporation, the Offered Shares will not be a prohibited investment for a trust governed by a Registered Plan. In addition, Offered Shares will generally not be a prohibited investment if the Offered Shares are equity of a corporation and certain conditions designed to minimize the risk of self-dealing are satisfied making such Offered Shares “excluded property” (as defined in the Tax Act). The federal budget released by the Minister of Finance of Canada on March 22, 2017, included proposals to amend the Tax Act to extend the application of the “prohibited investment” rules to investments held by RDSPs and RESPs, applicable to investments acquired, and transactions occurring, after March 22, 2017. Holders or annuitants of a RDSP, RESP, RRSP, RRIF, or TFSA should consult their own tax advisors as to whether the Offered Shares will be a prohibited investment in their particular circumstances, including with respect to whether the Offered Shares will be “excluded property”.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar regulatory authorities in Ontario. The Corporation is a “SEC foreign issuer” pursuant to National Instrument 71-102—Continuous Disclosure and Other Exemptions Relating to Foreign Issuers (“NI 71-102”). The Corporation satisfies its Canadian continuous disclosure requirements by complying with the disclosure requirements of the United States as permitted by NI 71-102 and accordingly, the documents set out below are filings required by United Securities laws other than the Grassy Mountain Report (as defined below) and the Sleeper Report (as defined below). Copies of the documents incorporated by reference herein may be obtained on request without charge from the secretary of the issuer at 665 Anderson Street, Winnemucca, Nevada 89445, USA, Telephone: (613) 226-9881, and are also available electronically under the profile of the Corporation at www.sedar.com.

The following documents filed by the Corporation with the securities commissions or similar regulatory authorities in each of the provinces of Ontario, British Columbia and Alberta are specifically incorporated by reference into, and form an integral part of, this Prospectus:

(a)	the Annual Report on Form 10-K for the fiscal year ended June 30, 2017 (the “Form 10-K”);

(b)	the definitive proxy statement on Schedule 14A of the Corporation dated October 27, 2016 regarding the annual meeting of stockholders held on December 14, 2016;

(c)	the technical report entitled “Amended Preliminary Economic Assessment, Calico Resources Corp., Grassy Mountain Project, Malheur County, Oregon, USA” with an amended date of July 9, 2015 and an effective date of January 13, 2015 (the “Grassy Mountain Report”); and

(d)	the technical report entitled “Technical Report and Preliminary Economic Assessment, Paramount Gold Nevada Corp., Sleeper Project, Humboldt County Nevada” dated December 10, 2015 and amended September 25, 2017 (the “Sleeper Report”).

Any document of the type referred to in section 11.1 of Form 44-101F1 Short Form Prospectus, if filed by the Corporation after the date of this Prospectus and prior to the termination of this distribution, shall be deemed to be incorporated by reference in this Prospectus.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies, replaces or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.

The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

THE CORPORATION

Paramount Gold Nevada Corp. was incorporated under the General Corporation Law of the State of Nevada, USA, on June 15, 1992 under the name X-Cal (USA), Inc. In December 2014, the Corporation changed its name to “Paramount Gold Nevada Corp.” On March 17, 2015, the Corporation merged with Paramount Nevada Gold Corp. (formerly, X-Cal Resources Inc.), its former parent corporation.

On April 17, 2015, the Corporation entered into a separation and distribution agreement with Paramount Gold and Silver Corp. (“PGSC”), to effect the separation (the “Separation”) of the Corporation from PGSC, and to provide for the allocation between the Corporation and PGSC of the Corporation’s and PGSC’s assets, liabilities and obligations attributable to periods prior to, at and after the separation. The Corporation filed a registration statement on Form S-1 (the “Spin-out Registration Statement”) in connection with the distribution (the “Distribution”) by PGSC to its stockholders of all the outstanding shares of common stock of the Corporation, par value US$0.01 per share. The Spin-out Registration Statement was declared effective by the Securities and Exchange Commission on April 9, 2015. The Distribution, which effected a spin-off of the Corporation from PGSC, was made on April 17, 2015 to PGSC stockholders of record on April 14, 2015. As a result of the Distribution, the Corporation became a publicly-traded company independent from PGSC. On April 20, 2015, the Common Shares commenced trading on the NYSE American under the symbol “PZG”. An aggregate of 8,101,371 Common Shares were distributed in the Distribution. In connection with the Separation and PGSC’s merger with and into Coeur Mining, Inc. (“Coeur”), PGSC contributed approximately US$8.45 million to the Corporation as an equity contribution, and the Corporation issued 417,420 Common Shares to Coeur in exchange for a cash payment by Coeur in the amount of US$1.47 million.

On March 14, 2016, the Corporation and Calico Resources Corp. (“Calico”) entered into an arrangement agreement (the “Arrangement Agreement”) providing for the acquisition of all of the outstanding equity securities of Calico by the Corporation. On July 7, 2016, after having received the approval of the Supreme Court of British Columbia to the plan of arrangement pursuant to which the transaction was completed, Paramount and Calico completed the transaction contemplated by the Arrangement Agreement and Calico became a wholly-owned subsidiary of the Corporation.

On November 14, 2016, Calico Resources Corp. was merged into Calico Resources USA Corp. As a result, Calico Resources USA Corp. (“Calico US”) became a wholly-owned subsidiary of the Corporation.

The head office of the Corporation is at 665 Anderson Street, Winnemucca, Nevada 89445, USA. The registered office of the Corporation is at 50 W Liberty St., Suite 750, Reno, Nevada 89501, USA. The following chart illustrates certain of the Corporation’s subsidiaries (the “Subsidiaries”) and the jurisdiction of incorporation of each company. Unless the context otherwise requires, references in this Prospectus to the “Corporation” or “Paramount” include Paramount Gold Nevada Corp. and its Subsidiaries.

The Corporation currently has three active wholly owned direct subsidiaries: New Sleeper Gold LLC and Sleeper Mining Company, LLC, which operate its mining interests in Nevada, and Calico US, which holds its interest in the Grassy Mountain Project in Oregon.

The Corporation’s corporate structure is as follows:

DESCRIPTION OF THE CORPORATION’S BUSINESS

General

The Corporation is engaged in the business of acquiring, exploring and developing precious metal projects in the United States of America. Paramount owns advanced stage exploration projects in the states of Nevada and Oregon. Paramount believes there are several ways to realize the value of its projects: selling its projects to producers; joint venturing its projects with other companies; or building and operating small mines on its own.

Paramount holds a 100% working interest in the Grassy Mountain project (the “Grassy Mountain Project”) which consists of approximately 9,300 acres located on both private lands as well as lands falling under the jurisdiction of the Bureau of Land Management (“BLM”) land in Malheur County, Oregon, USA, and which was acquired as a result of the acquisition of Calico in July 2016. The Grassy Mountain Project contains a gold-silver deposit for which a preliminary economic assessment (“PEA”) has been prepared and key permitting milestones accomplished.

Following Paramount’s acquisition of Calico in July, 2016, Paramount commenced plans to proceed with a pre-feasibility study (the “PFS”) for the proposed construction and operation of an underground mine to exploit the high-grade gold core at the Grassy Mountain Project. In the fall of 2016, Paramount initiated a 30-hole drill program (the “Drill Program”) as part of the preparation of the PFS to: better define the Grassy Mountain Project’s high grade gold zone for underground mining and to potentially expand its size and grade; acquire material for PFS-level metallurgical testing to design the gold recovery process, including studies to better define the crushing equipment and milling circuits necessary to optimize gold recoveries; and obtain geotechnical data on rock quality for underground mine design and mining methodology. Paramount expects to complete the PFS in the first quarter of 2018.

During the Drill Program, for resource confirmation and metallurgical drilling, a reverse circulation rig was used to drill the upper portion of the holes while the two core rigs were used to complete the lower portions of the holes in the targeted high-grade core. For geotechnical data, core rigs were used for the entire hole employing a triple tube technique to preserve the in situ characteristics of the rock.

Particulars in respect of the location and survey of the completed drill holes are as follows:

hole_id	Easting	Northing	Elevation (feet)	Depth (feet)	Azimuth	Dip
GM16-02	1,545,308	15,863,841	3,925	742.0	234.2	-89.9
GM16-03	1,545,469	15,863,782	3,930	785.0	200.7	-89.1
GM16-04	1,545,315	15,863,982	3,898	744.5	141.3	-89.6
GM16-05	1,545,314	15,864,034	3,884	618.0	0.0	-90.0
GM16-06	1,545,239	15,863,920	3,911	731.0	32.7	-89.5
GM16-09	1,545,519	15,863,898	3,912	795.0	241.6	-88.8
GM17-07	1,545,317	15,863,752	3,932	850.5	304.9	-75.3
GM17-10	1,545,461	15,863,781	3,930	822.0	345.3	-77.8
GM17-11	1,545,548	15,863,849	3,913	385.0	0.0	-90.0
GM17-12	1,545,407	15,863,912	3,913	689.0	358.3	-89.7
GM17-15	1,545,329	15,863,752	3,933	780.0	317.3	-69.2
GM17-16	1,545,641	15,863,842	3,897	923.0	356.5	-64.6
GM17-17	1,545,634	15,863,835	3,896	929.5	332.0	-58.6
GM17-18	1,545,553	15,863,847	3,913	884.5	340.4	-66.5
GM17-19	1,545,470	15,863,588	3,960	857.5	321.4	-64.7
GM17-20	1,545,877	15,864,017	3,838	856.5	354.1	-79.4
GM17-21	1,545,693	15,864,263	3,812	832.0	154.7	-69.1
GM17-22	1,545,464	15,863,789	3,930	953.5	341.0	-60.6
GM17-23	1,545,509	15,863,898	3,913	956.0	336.8	-60.0
GM17-24	1,545,699	15,864,257	3,812	896.0	132.7	-64.2
GM17-25	1,545,638	15,864,256	3,813	887.0	151.6	-59.1
GM17-26	1,545,791	15,863,960	3,857	875.0	340.8	-65.2
GM17-27	1,545,510	15,864,175	3,837	772.0	155.7	-55.4
GM17-28	1,545,360	15,864,219	3,829	862.0	149.6	-50.7
GM17-29	1,545,789	15,863,957	3,856	800.0	287.3	-64.1
GM17-30	1,545,802	15,863,950	3,857	810.0	322.6	-78.8

Results for the holes completed to their targeted depths are as follows:(1)

Hole-id	Type		From (ft.)	To (ft.)	Width (ft.)(2)	Au (g/T)	Ag (g/T)
GM16-02	RC		130	400	270	0.60	3.2
	Core Core		450 545	525 685	75 140	1.69 47.51(3)	9.85 12.68
GM16-03	Core		85	415	330	0.53	2.0
	Core		455	785	330	2.17	5.0
		Including	500	672	172	3.35	7.5
		Including	500	545	45	3.41	7.1
		Including	605	633	28	5.96	8.7
GM16-04	Core		130	681	551	1.12	5.1
		Including	520	601	81	2.48	7.3
GM16-14	Core		367	750	383	2.20	9.1
		Including	546	579	33	7.51	18.0
		Including	613	679	66	3.56	9.2
GM16-5	Core & RC		35	618	583	1.62	5.8
		Including	185	618	433	2.08	7.6
		Including Including	440 499	618 618	178 119	3.62 4.53	11.6 12.9
GM16-6	Core & RC		185	695	510	1.63	8.0
		Including	305	380	75	1.52	10.9
		Including	395	437	42	2.32	17.5
		Including	471	617	146	2.67	10.5
		Including	520	617	97	3.37	10.5
GM17-7	Core & RC		300	774	474	1.25	5.1
		Including	439	486	47	1.04	3.5
		Including	524	540	16	2.69	17.7
		Including	551.5	616	64.5	2.31	6.9
		Including	651	690	39	1.92	8.9
GM16-9	Core & RC		225	750	525	1.28	6.4
		Including	555	596	41	2.72	14.2
		Including	632	679	47	3.14	7.1
GM17-10	Core & RC		130	767	637	2.74	6.3
		Including	460	767	307	5.06	8.7
		Including	640	767	127	10.30	6.6
		Including	747	749	2	339.0	35.2
GM17-12	Core & RC		85	145	60	1.00	1.2
			170	255	85	0.52	1.8
			280	682	388	1.89	8.7
		Including	472	682	195.5	2.79	10.3
		Including	575	682	93	3.77	10.3
GM17-15	Core & RC		327	732	400	1.88	7.4
		Including	348	421	73	1.26	7.6
		Including	487	537	50	3.41	11.0
		Including	607	688	81	3.68	7.4

Hole-id	Type		From (ft.)	To (ft.)	Width (ft.)(2)	Au (g/T)	Ag (g/T)
GM17-18	Core & RC		454	871	417	2.87	12.2
		Including	559	597	38	2.46	20.9
		Including	614	632	18	3.33	16.2
		Including	670	77	97	6.15	15.1
		Including	830	858	28	5.70	13.6
GM17-19	Core & RC		315	390	75	0.60	3.7
			527	772	245	8.15	12.4
		Including	532	652	120	3.68	10.7
		Including	682	772	90	16.83	15.6
		Including	732	772	40	31.10	21.7
GM17-16	Core & RC		25	833	808	1.28	5.5
		Including	295	833	538	1.70	7.6
		Including	672	833	161	2.91	7.8
		Including	672	727	55	2.89	8.7
		Including	769	784	15	4.65	6.3
		Including	807	828	21	7.09	14.4
GM17-17	Core & RC		200	921	721	1.85	8.7
		Including	544	581	37	3.28	38.9
		Including	705	786	81	5.42	14.3
		Including	831	876	45	3.59	6.0
GM17-20	Core & RC		275	750	475	1.89	7.6
		Including	280	694	114	1.78	11.8
		Including	611	726	115	4.53	8.9
		Including	657	726	69	6.38	9.1
GM17-21	Core & RC		165	719	554	1.49	5.8
		Including	560	702	142	2.74	7.9
		Including	560	644	84	3.07	8.5
		Including	595	611	16	5.46	12.9
		Including	669	702	33	3.35	8.2
GM17-22	Core & RC		220	862	642	2.02	8.1
		Including	522	792	270	3.58	12.2
		Including	552	627	75	2.42	12.8
		Including	677	792	115	5.37	10.8
GM17-23	Core & RC		250	901	649	1.26	6.4
		Including	637	671	34	2.76	16.1
		Including	730	782	52	2.85	4.6
GM17-24	Core & RC		100	896	786	0.95	4.4
		Including	862	896	34	2.58	2.9
GM17-25	Core & RC		556	747	191	4.02	6.5
		Including	644	725	81	8.04	8.9
GM17-26	Core & RC		185	807	622	2.10	7.8
		Including	702	804	102	6.09	9.5
GM17-27	Core & RC		225	772	547	1.17	4.8
		Including	703	761	58	2.84	4.9
GM17-28	Core & RC		175	860	680	2.41	7.3
		Including	662	691	29	5.83	10.5
		Including	705	722	17	35.70	21.9
		Including	763	787	23.5	5.19	8.1
GM17-29	Core & RC		270	747	477	4.01	8.4
		Including	694	747	52.5	25.46	18.5
GM17-30	Core & RC		519	770	251	3.36	8.4
		Including	715	749	34	11.22	7.4

Notes:

(1)	Michael McGinnis, Paramount’s Grassy Mountain Project Manager, a professional geologist and a Qualified Person under National Instrument 43-101, has reviewed and approved of the aforementioned disclosure of the results from the drill program.
(2)	These holes were oriented to intersect the target at true thickness.
(3)	Intercept includes 5 ft @ 1,090 Au g/T.

A comprehensive quality control/quality assurance (“QA/QC”) program was employed during the entire 2016-2017 drilling program that included the insertion of coarse blanks, duplicate samples and certified reference standards into the drill sample sequence for each batch of assays, as per the recommendations of Paramount’s independent consulting firm, Mine Development Associates (“MDA”). MDA has also been retained by Paramount to prepare the PFS.

All samples from drill core were picked up by ALS Laboratory Assays (“ALS”) at Paramount’s logging and sawing facility in Vale, Oregon in close proximity to Grassy Mountain Project on a regular basis. ALS delivered samples to either of their lab facilities in Elko or Reno, Nevada. Additionally, approximately 15% of the QA/QC samples were inserted by Paramount geologists on each batch of samples. In addition to these, Paramount is also resubmitting approximately 10% of the pulps prepared and analyzed by ALS to American Assay Laboratories for check assaying in order to further verify the original ALS analyses; data from the check assays are not available at this time. When the check assays from American Assay are received, all of the QA/QC results will be compiled and reviewed by MDA’s Qualified Person as part of the PFS.

The QA/QC results were monitored on a hole-by-hole basis by Paramount as the analyses were received, Michael F. McGinnis, a professional Geologist and Qualified Person, reviewed the QA/QC samples throughout the entire drill campaign, Paramount created industry standards charts to analyze the QA/QC samples. Blank samples trigger a flagging process if returned 3 times detection limit. Standards were also flagged if returned over 2 standard deviation, and duplicates were also revised and sawing and sampling procedures were constantly reviewed to ensure representative sampling. Any significant ‘failures’ were followed up and, where appropriate, ALS was requested to re-assay certain sample sequences. All detected issues were resolved.

In March 2017, Paramount entered into a Memorandum of Understanding (the “MOU”) governing the preparation of a National Environmental Policy Act (“NEPA”) Analysis for the Grassy Mountain Project. The MOU is a signed agreement among the BLM, Oregon Department of Geology and Mineral Industries (“DOGAMI”) and Calico US.

Paramount is working towards the construction of an underground mine and process facilities on both private and public land for its Grassy Mountain Project. The BLM advised Paramount that an Environmental Impact Statement (“EIS”) is required for the project. The BLM has chosen HDR Inc. (“HDR”), an international engineering and environmental consulting firm based in Omaha, Nebraska with an office in Boise, Idaho, to conduct and complete the EIS under its direction.

The MOU:

•	designates DOGAMI as a Cooperating Agency in the EIS process;

•	establishes a framework for cooperation and coordination between DOGAMI, Calico US, the BLM, and HDR regarding their respective responsibilities, jurisdictional authorities, conditions, and procedures to be followed during the preparation of the EIS;

•	recognizes that the BLM is the lead agency with responsibility for the completion of the EIS and the Record of Decision;

•	identifies and where possible coordinates similar or overlapping state and federal requirements including baseline investigation, analysis of environmental impacts related to the project, and financial responsibility requirements; and

•	identifies the scope and limitations of information sharing between and among the BLM, DOGAMI, Calico US and HDR.

In August 2017, Paramount submitted its proposed Plan of Operation to the BLM, which will trigger the initiation of the EIS by the BLM. Paramount is advancing the mine facility layout under its ongoing PFS work. Paramount’s next step in the permitting process is to file a Consolidated Permit Application which is planned for the first quarter of 2018, along with the expected completion of the PFS.

See “Schedule “A” for additional information with respect to the Grassy Mountain Project.

Paramount also holds the Sleeper Gold project (the “Sleeper Project”) located in Humboldt County, Nevada. See Schedule “A” for information with respect to the Sleeper Project.

Employees

As of June 30, 2017, the Corporation employed six people, all of whom are full-time, and one consultant.

CONSOLIDATED CAPITALIZATION

There have been no material changes in the share capital structure of the Corporation, on a consolidated basis, since June 30, 2017, the date of the Corporation’s most recently filed audited annual consolidated financial statements.

The following table sets forth the cash and cash equivalents and consolidated capitalization of the Corporation as at June 30, 2017 (i) on an actual basis, (ii) as adjusted to give effect to the Offering; and as adjusted to give effect to the Offering (as described in (ii) above) and the Private Placement. The table should be read in conjunction with the Corporation’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017, which is incorporated herein by reference. See “Documents Incorporated by Reference.”

	As at June 30, 2017 (in US$)
	Actual	As adjusted after giving effect to the Offering		As adjusted after giving effect to the Offering and the Private Placement(1)
Cash and cash equivalents	1,911,170	5,917,170	(1)	8,277,920
Stockholders’ Equity:
Common stock, par value US$0.01, 50,000,000 authorized shares, 17,779,954 issued and outstanding at June 30, 2017	177,800	209,800		227,550
Additional paid in capital	84,050,215	88,024,215		90,367,215
Deficit	(35,661,986)	(35,661,986)		(35,661,986)
Total Stockholders’ Equity	48,566,028	52,572,028		54,932,778

Note:

(1)	The adjustments to total stockholders’ equity reflect the gross proceeds from the sale of the 3,200,000 Offered Shares, and reduced by the underwriting discounts and commissions, placement agents’ fees and an estimated US$250,000 of Offering and Private Placement expenses payable by the Corporation. The “as adjusted” amounts do not reflect changes to the Corporation’s cash and cash equivalents and total capitalization that may result from the exercise of the Over-Allotment Option.

As at June 30, 2017 and the date of this Prospectus, the Corporation had no long-term debt outstanding.

CONCURRENT PRIVATE PLACEMENT

In conjunction with the Offering, the Corporation has entered into subscription agreements with the Private Placement Subscribers whereby the Private Placement Subscribers have agreed to purchase an aggregate of 1,775,000 Private Placement Shares at the Offering Price. The Underwriters will serve as placement agents for the Private Placement, and the Corporation will pay them a cash fee equal to 5.0% of the gross sales price of the Private Placement Shares sold in the Private Placement. This Prospectus does not qualify the distribution of the Private Placement Shares issuable pursuant to the Private Placement.

The Offering and the Private Placement are contingent on the completion of the other and are expected to close concurrently. Closing of the Private Placement is subject to customary closing conditions including, but not limited to, the listing of the Private Placement Shares on the NYSE American and the receipt of all necessary approvals. The Private Placement Shares will be subject to a four month hold period under applicable Canadian securities laws and will also be “restricted securities” under U.S. securities laws.

USE OF PROCEEDS

The Corporation estimates that the net proceeds from the Offering and the Private Placement, after deducting the underwriting discounts and commissions of US$224,000, placement agents’ fees of US$124,250 and estimated expenses of the Offering and the Private Placement in the amount of approximately US$250,000, including expenses relating to the preparation and filing of this Prospectus, will be approximately US$6,366,750 (or US$6,792,350 if the Over-Allotment Option is exercised in full). See “Plan of Distribution”.

The Corporation intends to use the net proceeds of the Offering and of the Private Placement to complete the Pre-feasibility Study with a portion also going towards permitting on the Grassy Mountain Project and for general working capital. The net proceeds of the Offering (after deducting the Underwriters’ Fees and the expenses of the Offering) and the net proceeds of the Private Placement (after deducting the placement agent fees) are intended to be used as follows:

Use of Proceeds	US$
To complete the Pre-feasibility Study on the Grassy Mountain Project(1)	3,185,000
Land holding costs on the Grassy Mountain Project	135,000
Site maintenance and reclamation costs on the Sleeper Project	261,000
General working capital(2)	2,785,750	(3)
TOTAL	6,366,750

Notes:

(1)	Consists of:

Expenditure	Amount (US$)	Quarter of Expenditure (Fiscal 2018)
Well monitoring and Piezometers	195,000	Q2
Environmental and project consulting associated with permitting	1,069,000	Q2 and Q3
PFS geo-technical consulting and analysis	415,000	Q2
PFS resources and mine planning	120,000	Q2 and Q3
PFS process design	250,000	Q2 and Q3
PFS and permitting construction design	750,000	Q2 and Q3
PFS metallurgy testing	100,000	Q2
General and administrative expenses for PFS	286,000	Q2 and Q3
TOTAL	3,185,000

(2)	Includes US$964,000 in working capital through to PFS completion and mine permit application costs with the State of Oregon.
(3)	If the Over-Allotment Option is exercised in full, general working capital would be US$3,211,350.

The Corporation expects to achieve the key business objective of completing the PFS on the Grassy Mountain Project in March 2018 upon having incurred the expenditures related to the PFS as described above, and on the timetable set forth above. The remaining net proceeds raised from the Offering and the Private Placement, in addition to the Corporation’s existing working capital of US$1.05 million at June 30, 2017, are anticipated to be sufficient to fund the Corporation’s general and administrative expenses for at least 12 months from the completion of the Offering and the Private Placement. After completion of the PFS, further exploration and development of the Grassy Mountain Project beyond the work to complete the PFS will require additional capital exceeding the Corporation’s cash on hand after giving effect to the Offering and the Private Placement. Such further exploration and development work at the Grassy Mountain Project is discretionary and will be determined at the end of 2018 if and when the PFS has been completed.

The Corporation’s actual use of the net proceeds may vary depending on the Corporation’s operating and capital needs from time to time. There may be circumstances where, for sound business reasons, a reallocation of funds may be necessary. See “Risk Factors— Risks Relating to this Offering”.

The Corporation has not achieved positive operating cash flow, and the Corporation is expected to have negative cash flow from operations in the foreseeable future. The net proceeds of the Offering and the Private Placement are expected to be used to fund the proposed expenditures set out above; however, it may be necessary to allocate either existing working capital or an additional amount of the net proceeds of the Offering to fund future operations. See also “Risk Factors—Risks Related to our Business Operations—No revenue generated from operations” in the Form 10-K.

Pending the use of the proceeds described above, the Corporation may invest all or portion of the proceeds of the Offering in short-term deposits, including banker’s acceptances, short term, high quality, interest bearing corporate, government-issued and/or government-guaranteed securities.

PLAN OF DISTRIBUTION

Under the terms and subject to the conditions set forth in the Underwriting Agreement by and between the Corporation and Canaccord Genuity Corp. and Cantor Fitzgerald Canada Corporation, as representatives of the several Underwriters named therein, the Corporation has agreed to sell to the Underwriters and the Underwriters have severally agreed to purchase from the Corporation the number of Offered Shares indicated in the following table:

Underwriters	Number of Common Shares
Canaccord Genuity Corp.	1,440,000
Cantor Fitzgerald Canada Corporation	1,440,000
Roth Capital Partners, LLC	320,000

Total	3,200,000

The Offering is being made concurrently in Ontario, British Columbia and Alberta and in the United States under a shelf registration statement on Form S-3 filed with the SEC. Offers and sales of Offered Shares outside of Canada and the United States will be made in accordance with applicable laws in such jurisdictions.

The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent such as the consummation of the Private Placement, receipt by the Underwriters of officers’ certificates and legal opinions. The Underwriting Agreement also provides that the representatives may terminate it, at or prior to closing of the Offering, upon the occurrence of certain events such as a material adverse change in the U.S. or international financial markets, an outbreak of hostilities or a suspension of trading in the Common Shares. The Underwriters are obligated to purchase all of the Offered Shares (other than those covered by the Over-Allotment Option described below) if they purchase any of the Offered Shares.

The Corporation has granted to the Underwriters an option, the Over-Allotment Option, exercisable for 30 days from the date of the Underwriting Agreement, to purchase up to 320,000 Additional Shares at the Offering Price per Additional Share less the underwriting discount and commissions. The Underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this Offering.

Underwriting Discount and Commissions and Offering Expenses

The Underwriters propose to offer the Offered Shares to the public at the Offering Price. The Underwriters may offer the Offered Shares to securities dealers at the Offering Price less a concession not in excess of US$0.04 per Offered Share. After the Offered Shares are released for sale to the public, the Underwriters may vary the Offering Price and other selling terms from time to time.

The following table summarizes the compensation to be paid to the Underwriters by the Corporation:

			Total
	Per Offered Share		Over-Allotment Option Not Exercised		Over-Allotment Option Fully Exercised

Offering Price	US$	1.40	US$	4,480,000	US$	4,928,000

Underwriting discounts and commissions to be paid by the Corporation	US$	0.07	US$	224,000	US$	246,400

Proceeds, before expenses, to the Corporation	US$	1.33	US$	4,256,000	US$	4,681,600

The Corporation has agreed to reimburse the Underwriters of up to US$100,000 of their expenses. The Corporation estimates its total expenses associated with the Offering, excluding underwriting discounts and commissions (but including the reimbursement obligation), will be approximately US$250,000.

The Underwriters will also serve as placement agents for the Private Placement, and the Corporation will pay them a cash fee equal to US$124,250, which represents 5.0% of the gross sales price of the Private Placement Shares.

Indemnification and Contribution

The Corporation has agreed in the Underwriting Agreement to indemnify the Underwriters against certain liabilities, including liabilities under Canadian and United States securities laws, and, where such indemnification is unavailable, to contribute to payments that the Underwriters may be required to make in respect of such liabilities

Corporation’s Standstill

The Corporation has agreed in the Underwriting Agreement that for a period of 90 days from the date of this Prospectus, it will not, without the prior written consent of consent of the representatives (which consent may be withheld at the sole discretion of the representatives), directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares or file any registration statement under U.S. securities laws with respect to any of the foregoing or enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Shares, whether any such swap or transaction described above is to be settled by delivery of Common Shares or such other securities, in cash or otherwise.

The restrictions above do not apply to (i) the Common Shares issued in connection with this Offering and the Private Placement, (ii) any Common Shares issued by the Corporation upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this Prospectus and referred to in any documents incorporated herein by reference, or (iii) any Common Shares issued or options to purchase Common Shares granted pursuant to the Corporation’s employee benefit plans; provided that, in each case, the recipient of such Common Shares or other securities is subject to substantially the same restrictions as those contained in the Underwriting Agreement.

Lock-Up Agreements

The Corporation’s officers and directors, and the Private Placement Subscribers, have agreed that, for a period of 90 days from the date of this Prospectus, they will not, without the prior written consent of the Underwriters (which consent may be withheld at the sole discretion of the representatives), directly or indirectly, sell, offer to sell, contract to sell, or grant any option for the sale (including without limitation any short sale), grant any security interest in, pledge, hypothecate, hedge, establish an open “put equivalent position” within the meaning of applicable U.S. securities laws or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under applicable U.S. securities laws in respect of, any Common Shares. In addition, the parties may not enter into a swap or other arrangement which is designed to, or could be expected to, result in a disposition, in whole or in part, the economic benefits or risk of ownership in the Common Shares, or otherwise dispose of any Common Shares, currently or later owned either of record or beneficially, or publicly announce an intention to do any of the foregoing.

The restrictions above do not apply to (i) exercises of options granted under an employee benefit plan, provided that the Common Shares acquired will be subject to the restrictions set forth in the lock-up agreement, (ii) bona fide gift transfers of Common Shares or securities to immediate family member(s) (as defined under U.S. securities laws), (iii) transfers of Common Shares or securities by will or the laws of descent and distribute to one or more trusts for bona fide estate planning purposes, (iv) if the party is a corporation, partnership, limited liability company or other business entity, transfers of Common Shares or securities to any shareholder, partner or member of, or owner of a similar equity interest in, if, such transfer is not for value, and (v) if the party is a corporation, partnership, limited liability company or other business entity, transfers of Common Shares or securities to another corporation, partnership, limited liability company or other business entity so long as the transferee is an affiliate and the transfer is not for value; provided that, in the case of any transfer pursuant to clauses (ii), (iii), (iv) or (v), the transferee agrees to be bound the terms of the lock-up agreement.

The lock-up agreement does not apply to the entering into a written trading plan designed to comply with applicable U.S. securities laws, provided that (i) no sales or other transactions are made pursuant to such plan during the 90 day lock-up period and (ii) no filing or other public announcement by any party under U.S. securities laws or otherwise shall be required or shall be voluntarily made in connection therewith.

Price Stabilization, Short Positions and Penalty Bids; Passive Market Making

The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids, and passive market making in accordance with applicable market stabilization rules. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Covered short sales are sales made in an amount not greater than the number of shares available for purchase by the underwriters under their over-allotment option. The Underwriters may close out a covered short sale by exercising their over-allotment option or purchasing shares in the open market. Naked short sales are sales made in an amount in excess of the number of shares available under the over-allotment option. The Underwriters must close out any naked short sale by purchasing shares in the open market. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of Common Shares in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the Common Shares originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Penalty bids may have the effect of deterring syndicate members from selling to people who have a history of quickly selling their shares. In passive market making, market makers in our Common Shares who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of Common Shares until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Shares to be higher than it would otherwise be in the absence of these transactions. In connection with this Offering, the Underwriters may engage in passive market making transactions in the Common shares of in accordance with applicable market stabilization rules during the period before the commencement of offers or sales of the Common Shares and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must be lowered when specified purchase limits are exceeded.

The Underwriters are not required to engage in these activities and may end any of these activities at any time.

Electronic Distribution

This Prospectus, and the documents incorporated herein and herein by reference in electronic format may be made available on the websites maintained by one or more of the Underwriters. The Underwriters may agree to allocate a number of Common Shares for sale to their online brokerage account holders. The Common Shares will be allocated to Underwriters that may make Internet distributions on the same basis as other allocations. In addition, Common Shares may be sold by the Underwriters to securities dealers who resell Common Shares to online brokerage account holders.

Other than this Prospectus and the documents incorporated herein by reference in electronic format, information contained in any website maintained by an underwriter is not part of this Prospectus or the documents incorporated herein by reference, has not been endorsed by the Corporation and should not be relied on by investors in deciding whether to purchase Common Shares. The Underwriters are not responsible for information contained in websites that they do not maintain.

Relationship with the Underwriters

From time to time, certain of the Underwriters and their respective affiliates have provided, and may continue to provide, investment banking services to the Corporation in the ordinary course of their businesses, and have received, and may continue to receive, compensation for such services.

DESCRIPTION OF SECURITIES BEING DISTRIBUTED

Paramount is authorized to issue 50,000,000 Common Shares with a par value of US$0.01 per Common Share. As of October 2, 2017, there were 17,779,954 Common Shares issued and outstanding.

Holders of Common Shares are entitled to one vote for each Common Share held of record on all matters on which stockholders are entitle to vote generally, including the election or removal of directors.

The holders Common Shares do not have cumulative voting rights in the election of directors. Upon the liquidation, dissolution or winding-up of the Corporation and after payment in full of all amounts required to be paid to creditors, the holders of Common Shares will be entitled to receive pro rata the remaining assets of the Corporation available for distribution. Holders of Common Share do not have pre-emptive, subscription, redemption or conversion rights. The Common Shares are not subject to further calls or assessment by the Corporation. There are no redemption or sinking fund provisions applicable to the Common Shares. All Common Shares outstanding have been issued as fully paid and non-assessable. Paramount has not paid any cash dividend to date, and has no intention of paying any cash dividends on Common Shares in the foreseeable future. The declaration and payment of dividends is subject to the discretion of the Board and to certain limitations imposed under the Nevada state law. The timing, amount and form of dividends, if any, will depend on, among other things, the results of operations, financial condition, cash requirements and other factors deemed relevant by the Board.

PRIOR SALES

In the 12-month period before the date of this Prospectus, the Corporation has not issued any Common Shares, or securities that are convertible or exchangeable into any Common Shares, except as described in the following table:

Type of security	Date of issuance / grant	Number		Issue price / exercise price per security
Common Shares	February 14, 2017	2,090,000		US$	1.75
Warrants	February 14, 2017	2,090,000	(1)			(1)

Notes:

(1)	Each Warrant entitles the holder to purchase one-half of a Common Share for a period of two years and is exercisable at the following exercise prices: in the first year at US$2.00 per Common Share and in the second year at US$2.25 per Common Share.

PRICE RANGE AND TRADING VOLUME

The following table sets forth the reported high and low prices and the aggregate volume of trading of the Common Shares on the NYSE American for each month of the 12-month period before the date of this Prospectus. All such information was obtained from the NYSE American and the Corporation assumes no responsibility for the accuracy of such information.

Period	High	Low	Volume
	(US$)	(US$)
October 2, 2017	1.64	1.56	19,582
September 2017	1.80	1.42	1,081,848
August 2017	1.58	1.39	665,791
July 2017	1.57	1.38	552,718
June 2017	1.62	1.36	965,338
May 2017	1.67	1.52	529,761
April 2017	1.83	1.56	788,718
March 2017	1.81	1.57	1,064,925
February 2017	2.10	1.74	1,808,710
January 2017	1.94	1.70	963,349
December 2016	1.91	1.53	1,317,627
November 2016	1.86	1.51	1,290,898
October 2016	2.10	1.65	984,748

AGENT FOR SERVICE OF PROCESS

Each of: Glen Van Treek, President and Chief Executive Officer of the Corporation; Rudi Fronk, Eliseo Gonzalez-Urien and John Carden, directors of the Corporation; and Scott E. Wilson, Zachary J. Black, Stephen Batman, Carl E. Brechtel, Michael McGinnis and Nancy Wolverson, each of whom is a named expert, resides outside of Canada and each has appointed Gowling WLG (Canada) LLP, Suite 2600, 160 Elgin Street, Ottawa ON K1P 1C3, Canada agent for service of process in Canada.

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is, as of the date hereof, a general summary of the principal Canadian federal income tax considerations under Income Tax Act (Canada) (the “Tax Act”) and the regulations thereunder (the “Regulations”) generally applicable to a holder who acquires Offered Shares as beneficial owner pursuant to this Prospectus and who, at all relevant times, for the purposes of the Tax Act (a) is resident or is deemed to be resident in Canada, (b) deals at arm’s length with, and is not affiliated with, the Corporation or the Underwriters, and (c) will acquire and hold such Offered Shares as capital property (each, a “Holder”), all within the meaning of the Tax Act. Offered Shares will generally be considered to be capital property to a Holder unless the Holder holds or uses the Offered Shares or is deemed to hold or use the Offered Shares in the course of carrying on a business of trading or dealing in securities or has acquired them or deemed to have acquired them in a transaction or transactions considered to be an adventure or concern in the nature of trade.

This summary does not apply to a Holder (a) that is a “financial institution” for purposes of the mark-to-market rules contained in the Tax Act; (b) an interest in which is or would constitute a “tax shelter investment” as defined in the Tax Act; (c) that is a “specified financial institution” as defined in the Tax Act; (d) in relation to which the Corporation is a “foreign affiliate” as defined in the Tax Act; (e) that is a corporation resident in Canada (for the purpose of the Tax Act) or a corporation that does not deal at arm’s length for purposes of the Tax Act with a corporation resident in Canada, and that is or becomes as part of a transaction or event or series of transactions or events that includes the acquisition of the Offered Shares, controlled by a non-resident corporation for the purposes of the foreign affiliate dumping rules in Section 212.3 of the Tax Act; (f) that reports its “Canadian tax results” in a currency other than Canadian currency, all as defined in the Tax Act; (g) that is exempt from tax under the Tax Act; or (h) that has entered into, or will enter into, a “synthetic disposition arrangement” or a “derivative forward agreement” with respect to the Offered Shares, as those terms are defined in the Tax Act. Such Holders should consult their own tax advisors with respect to an investment in Offered Shares.

This summary does not address the deductibility of interest by a Holder who has borrowed money or otherwise incurred debt in connection with the acquisition of the Offered Shares.

This summary is based upon the current provisions of the Tax Act and the Regulations in force as of the date hereof, specific proposals (except as described below) to amend the Tax Act and the Regulations (the “Tax Proposals”) which have been announced by or on behalf the Minister of Finance (Canada) prior to the date hereof, and counsel’s understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”). This summary assumes that the Tax Proposals will be enacted in the form proposed and does not take into account or anticipate any other changes in law, whether by way of judicial, legislative or governmental decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations discussed herein. No assurances can be given that the Tax Proposals will be enacted as proposed or at all, or that legislative, judicial or administrative changes will not modify or change the statements expressed herein.

On July 18, 2017, the Minister of Finance of Canada released a consultation paper that included an announcement of the Government’s intention to amend the Tax Act to, among other things, increase the amount of tax applicable to certain investment income earned through a private corporation (the July 2017 Tax Proposals”). This summary does not address the potential implications of the July 2017 Tax Proposals. Holders should consult their tax advisors with respect to the implications of the July 2017 Tax Proposals as they relate to the acquisition and holding of Offered Shares.

This summary assumes that the Corporation is not and will not be resident in Canada for the purposes of the Tax Act at all material times.

This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to an investment in Offered Shares. This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or income tax advice to any particular Holder. Holders should consult their own income tax advisors with respect to the tax consequences applicable to them based on their own particular circumstances.

Amounts Determined in Canadian Dollars

For purposes of the Tax Act, all amounts relating to the Offered Shares must be expressed in Canadian dollars, including cost, adjusted cost base, proceeds of disposition and dividends, and amounts denominated in U.S. dollars must be converted to Canadian dollars using single daily exchange rate published by the Bank of Canada on the particular date the particular amount arose or such other rate of exchange as may be accepted by the CRA. Holders may therefore realize additional income or gain by virtue of changes in foreign exchange rates, and are advised to consult with their own tax advisors in this regard. Currency tax issues are not discussed further in this summary.

Taxation of Dividends on Offered Shares

In the case of a Holder who is an individual (including certain trusts), dividends (including deemed dividends) received on the Offered Shares, including amounts deducted for foreign withholding tax, if any, will be included in the Holder’s income. The gross-up and dividend tax credit rules in the Tax Act will not apply to such dividends.

In the case of a Holder that is a corporation, such dividends (including deemed dividends) received on the Offered Shares will be included in the Holder’s income and will not be deductible in computing such Holder’s taxable income. Holders that are corporations should consult their own tax advisors having regard to their own circumstances.

A Holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax of 10 2⁄3% on its “aggregate investment income” (as defined in the Tax Act) for the year, which is defined to include an amount in respect of dividends.

Disposition of Offered Shares

A Holder who disposes of, or is deemed to have disposed of, an Offered Share will realize a capital gain (or incur a capital loss) equal to the amount by which the proceeds of disposition in respect of the Offered Share exceed (or are exceeded by) the aggregate of the adjusted cost base to the Holder of such Offered Share immediately before the disposition or deemed disposition and any reasonable expenses incurred for the purpose of making the disposition. The adjusted cost base to a Holder of an Offered Share will be determined by averaging the cost of that Offered Share with the adjusted cost base (determined immediately before the acquisition of the Offered Share) of all other Common Shares held as capital property at that time by the Holder. The tax treatment of capital gains and capital losses is discussed in greater detail below under the subheading “Taxation of Capital Gains and Losses”.

Taxation of Capital Gains and Losses

Generally, one-half of any capital gain (a “taxable capital gain”) realized by a Holder must be included in the Holder’s income for the taxation year in which the disposition occurs. Subject to and in accordance with the provisions of the Tax Act, one-half of any capital loss incurred by a Holder (an “allowable capital loss”) must generally be deducted from taxable capital gains realized by the Holder in the taxation year in which the disposition occurs. Allowable capital losses in excess of taxable capital gains for the taxation year of disposition generally may be carried back and deducted in the three preceding taxation years or carried forward and deducted in any subsequent year against taxable capital gains realized in such years, in the circumstances and to the extent provided in the Tax Act.

Capital gains realized by an individual (including certain trusts) may result in the individual paying minimum tax under the Tax Act.

A Holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may need to consider whether the Offered Shares will be included in its “foreign investment income” (as defined in the Tax Act) for the year and which may affect the calculation of its “refundable dividend tax on hand” (as defined in the Tax Act).

Foreign Tax Credits

Subject to the requirements and limitations in the Tax Act, a Holder may be entitled to claim a full or partial credit or deduction in computing the Holder’s income tax liability for any withholding or other U.S. income tax paid by the Holder in respect of dividends received on the Offered Shares or a gain realized on a disposition of the Offered Shares. Prospective investors should consult their own tax advisors with respect to the availability of a foreign tax credit or deduction, having regard to their own particular circumstances.

Offshore Investment Fund Property

The Tax Act contains rules that require a taxpayer to include in income in each taxation year an amount in respect of the holding of an “offshore investment fund property”. These rules apply to a Holder in respect of Offered Shares if, but only if:

(1)	the Offered Shares may reasonably be considered to derive its value, directly or indirectly, primarily from portfolio investments in: (i) shares of one or more corporations, (ii) indebtedness or annuities, (iii) interests in one or more corporations, trusts, partnerships, organizations, funds or entities, (iv) commodities, (v) real estate, (vi) Canadian or foreign resource properties, (vii) currency of a country other than Canada, (viii) rights or options to acquire or dispose of any of the foregoing, or (ix) any combination of the foregoing (collectively, “Investment Assets”); and

(2)	it may reasonably be concluded, having regard to all the circumstances, that one of the main reasons for the holder acquiring, holding or having the interest in the Offered Shares was to derive a benefit from portfolio investments in Investment Assets in such a manner that the taxes, if any, on the income, profits and gains from such assets for any particular year are significantly less than the tax that would have been applicable under Part I of the Tax Act if the income, profits, and gains had been earned directly by such Holder.

If applicable, these rules would generally require a Holder to include in income for each taxation year in which such Holder holds Offered Shares an imputed amount that is the aggregate of an amount determined by multiplying the “designated cost” (as defined for purposes of the offshore investment fund property rules in the Tax Act) to the Holder of the Offered Shares at the end of a month in the year by 1/12 of the aggregate of the prescribed rate of interest for the period including that month plus two percent, less the amount of certain income of the Holder from the Offered Shares in the year. Any amount required to be included in computing a Holder’s income in respect of Offered Shares under these rules would be added to the adjusted cost base to the Holder of such share.

The application of these rules depends, in part, on the reasons for a Holder acquiring or holding Offered Shares. Holders are urged to consult their own tax advisors regarding the application and consequences of these rules.

Foreign Property Information Reporting

A Holder that is a “specified Canadian entity” (as defined in the Tax Act) for a taxation year or a fiscal period and whose total cost amount of “specified foreign property” (as defined in the Tax Act), including the Offered Shares, at any time in the taxation year or fiscal period exceeds CAD$100,000 will be required to file an income verification statement for the year or fiscal period disclosing prescribed information. The level of detail required from such a Holder depends on whether the total cost amount exceeds CAD$250,000 and may include detailed descriptions of debt or property, cost amount, amount of income in the taxation year, and gains or losses on disposition.

Subject to certain exceptions, a taxpayer resident in Canada in a taxation year will be a “specified Canadian entity”.

RISK FACTORS

Investing in the Offered Shares is speculative and involves a high degree of risk. An investment in the Offered Shares should only be made by those persons who can afford a loss of their entire investment. Before investing in the Offered Shares, an investor should consider carefully the risks described below and under the heading “Risk Factors” in the Corporation’s Annual Report on Form 10-K for the year ended June 30, 2017, filed with securities commissions or similar authorities in Canada, on September 18, 2017, which is incorporated by reference into this Prospectus, together with the other information contained in this Prospectus and in the Corporation’s other filings with securities commissions or similar authorities in Canada that Paramount has incorporated by reference in this Prospectus. If any of these risks, or other risks not currently known to the Corporation occur, the Corporation’s business, financial condition, results of operations and future growth prospects could be materially and adversely affected. In these circumstances, the market price of the Common Shares could decline, and an investor may lose all or part of the investor’s investment.

Risks Related to this Offering

Market Price of Common Shares

There has been relatively limited trading volume in the market for the Common Shares, and there can be no assurance that a more active trading market for the Common Shares will develop or be sustained after the Offering. Securities of precious metal exploration companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic developments in North America and globally, and market perceptions of the attractiveness of particular industries. The price of the Corporation’s securities is also likely to be significantly affected by short-term changes in commodity prices and specifically the price of gold and silver, other precious metal prices or other mineral prices, currency exchange fluctuation, or in the Corporation’s financial condition or results of operations as reflected in its quarterly earnings reports. Additionally, broad market fluctuations may cause the trading price of the Common Shares to decline. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been brought against that company. The Corporation may become involved in this type of litigation in the future. Litigation of this type may be expensive to defend and may divert the attention of the Corporation’s management and resources from the operation of its business.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, Paramount may in the future offer additional Common Shares or other securities convertible into or exchangeable for Common Shares at prices that may not be the same as the price per share in this Offering. Paramount may sell Common Shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this Offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which Paramount sells additional Common Shares, or securities convertible or exchangeable into Common Shares, in future transactions may be higher or lower than the price per share paid by investors in this Offering.

Paramount has broad discretion in the use of its cash and cash equivalents, including the net proceeds it receives in this Offering, and may not use them effectively.

While the Corporation has provided a detailed use of proceeds in this Prospectus, management has broad discretion to use the Corporation’s cash and cash equivalents, including the net proceeds Paramount receives in this Offering, to fund the Corporation’s operations and could spend these funds in ways that do not improve the Corporation’s results of operations or enhance the value of the Common Shares. The failure by the Corporation’s management to apply these funds effectively could result in financial losses that could have a material adverse effect on the Corporation’s business, cause the price of the Common Shares to decline and delay the preparation of the PFS and the development of the Grassy Mountain Project. Pending their use to fund the Corporation’s operations, Paramount may invest the Corporation’s cash and cash equivalents, including the net proceeds from this Offering, in a manner that does not produce income or that loses value.

Sales of a significant number of Common Shares in the public markets, or the perception that such sales could occur, could cause the market price of the Common Shares to drop significantly, even if the Corporation’s business is doing well.

Sales of a substantial number of Common Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the Common Shares. After this Offering, Paramount will have 22,754,954 outstanding Common Shares based on 17,779,954 Common Shares outstanding as of October 2, 2017. This includes the Offered Shares that Paramount is selling in this Offering, which may be resold in the public market immediately without restriction, unless purchased by the Corporation’s affiliates. Of the remaining shares, approximately 4,595,924 Common Shares are subject to a contractual lock-up with the Underwriters for this Offering for 90 days immediately following the date of the final short form Prospectus for this Offering. The representatives of the Underwriters may, in their discretion, release the restrictions on any such Common Shares at any time without notice. After the earlier of the expiration of, or release from, the lock-up period, the holders of these Common Shares may at any time decide to sell their Common Shares in the public market.

Because Paramount has no current plans to pay cash dividends on the Common Shares for the foreseeable future, you may not receive any return on investment unless you sell your Offered Shares for a price greater than that which you paid for it.

Paramount intends to retain future earnings, if any, for future operations and expansion of the Corporation’s business and have no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on Common Shares will be at the sole discretion of the Board. The Board may take into account general and economic conditions, the Corporation’s financial condition, and results of operations, the Corporation’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications on the payment of dividends by the Corporation to the Corporation’s stockholders or by the Corporation’s subsidiaries to it and such other factors as the Board may deem relevant. In addition, the Corporation’s ability to pay dividends is limited by covenants of the Corporation’s existing and outstanding indebtedness and may be limited by covenants of any future indebtedness the Corporation or its subsidiaries incur. As a result, you may not receive any return on an investment in the Offered Shares unless you sell the Offered Shares for a price greater than that which you paid for it.

If securities analysts do not publish research or reports about the Corporation’s business or if they downgrade the Common Shares or the Corporation’s sector, the Corporation’s stock price and trading volume could decline.

The trading market for the Common Shares relies in part on the research and reports that industry or financial analysts publish about the Corporation or its business. Paramount does not control these analysts. Furthermore, if one or more of the analysts who do cover the Corporation downgrades the Common Shares or the Corporation’s industry, or the stock of any of the Corporation’s competitors, or publish inaccurate or unfavorable research about the Corporation’s business, the price of the Corporation’s stock could decline. If one or more of these analysts ceases coverage of the Corporation or fails to publish reports on the Corporation regularly, Paramount could lose visibility in the market, which in turn could cause the its stock price or trading volume to decline.

The Offered Shares may not be an eligible investment for tax deferred accounts in Canada.

In July 2017, NYSE MKT, which was listed by the Department of Finance Canada as a “designated stock exchange”, was rebranded as NYSE American. The Department of Finance Canada has not yet confirmed that NYSE American is a designated stock exchange. As a result, it is not clear whether the Common Shares will be considered as being listed on a “designated stock exchange” for tax purposes. As such, the Corporation can provide no assurance that the Offered Shares are eligible for investment through RRSP, RESP, RRIF, RDSP or TFSA accounts.

INTEREST OF EXPERTS

The scientific and technical information relating to the Grassy Mountain Project in this Prospectus has been derived from or is based on the Grassy Mountain Report. Each of Scott E. Wilson, C.P.G. (“Mr. Wilson”), Geologist; Zachary J. Black, SME-RM; and Stephen Batman, along with the late William J. Pennstrom Jr., MA, SME, (“Mr. Pennstrom”), are the authors of the Grassy Mountain Report and each is a qualified person within the meaning of NI 43-101. A copy of the Grassy Mountain Report is available electronically on SEDAR at www.sedar.com.

Michael McGinnis, Project Manager for the Grassy Mountain Project, is the qualified person who reviewed and approved the scientific and technical information in respect of the Grassy Mountain Project contained in this Prospectus other than the scientific and technical information derived from the Grassy Mountain Report.

The scientific and technical information relating to the Sleeper Project in this Prospectus has been derived from or is based on the Sleeper Report. Each of Mr. Wilson and Carl E. Brechtel are the authors of the Sleeper Report and each is a qualified person within the meaning of NI 43-101. A copy of the Sleeper Report is available electronically on SEDAR at www.sedar.com.

Nancy Wolverson, U.S. Project Manager for Paramount, is the qualified person who reviewed and approved the scientific and technical information in respect of the Sleeper Project contained in this Prospectus other than the scientific and technical information derived from the Sleeper Report.

To the best of the Corporation’s knowledge, as a group, the qualified persons referenced above own, directly or indirectly, in the aggregate, less than 1% of the outstanding Common Shares.

Certain legal matters in connection with the securities offered hereby will be passed upon for the Corporation by Gowling WLG (Canada) LLP with respect to Canadian legal matters and Duane Morris LLP with respect to United States legal matters, and on behalf of the Underwriters by Bennett Jones LLP with respect to Canadian legal matters and Katten Muchin Rosenman LLP with respect to United States legal matters.

As of the date hereof, partners and associates of Gowling WLG (Canada) LLP, partners and associates of Duane Morris LLP, partners and associates of Bennett Jones LLP and partners and associates of Katten Muchin Rosenman LLP, each as a group, own, directly or indirectly, in the aggregate, less than 1% of the outstanding Common Shares.

LIST OF EXEMPTIONS

The Grassy Mountain Report is incorporated by reference in this Prospectus. The Grassy Mountain Report was prepared collectively by Mr. Wilson of Metal Mining Consultants Inc., Mr. Pennstrom of Pennstrom Consulting Inc., Zachary J. Black, SME-RM, of Hard Rock Consulting, LLC and Stephen Batman of SBB Mining Solution, LLC. All of the foregoing persons are qualified persons within the meaning of NI 43-101, except for Mr. Pennstrom, who was a qualified person as at the effective date of the Grassy Mountain Report but has passed away.

The Corporation has obtained from the regulators an exemption from producing a consent from Mr. Pennstrom with respect to the Grassy Mountain Report on the basis that:

(a)	Mr. Pennstrom has passed away;

(b)	there are three other qualified persons who have prepared the Grassy Mountain Report and who have produced the requisite expert consents;

(c)	Mr. Pennstrom was involved in the preparation of sections 13 and 17, and relevant portions of sections 1, 2, 18, 21 and 26 of the Grassy Mountain report (the “Pennstrom Sections”);

(d)	Metal Mining Consultants Inc. had Mr. Pennstrom prepare or co-author the Pennstrom Sections. Mr. Wilson, President of Metal Mining Consultants Inc., a co-author of the Grassy Mountain Report, confirms that he has read this Prospectus and all information incorporated by reference herein and that he has no reason to believe that there are any misrepresentations (as defined in the Securities Act (Ontario)) contained herein that are:

(i)	derived from the Grassy Mountain Report (including the sections authored or co-authored by Mr. Pennstrom); or

(ii)	within his knowledge as a result of the services he performed in connection with the Grassy Mountain Report; and

(e)	there have been no changes to the project that is subject of the Grassy Mountain Report.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of the Corporation are MNP LLP, whose address is 1021 West Hastings Street, Suite 2200—MNP Tower, Vancouver, British Columbia V6E 0C3. The auditors have complied with the SEC’s rules on auditor independence.

The transfer agent and registrar for the Common Shares is Computershare Inc., whose address is 111 Founders Plaza East Hartford, CT 06108, USA.

STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces of Canada, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revision of the price or damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revision of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal adviser.

U.S. PROSPECTUS

(See Attached)

Filed Pursuant to Rule 424(b)(5)

Registration No. 33-218295

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 8, 2017)

3,200,000 Shares

Paramount Gold Nevada Corp.

Common Stock

We are offering shares of our common stock, par value $0.01 per share. Our common stock is listed on the NYSE American, under the symbol “PZG.” On October 2, 2017, the last reported sale price of our common stock as reported on the NYSE American was $1.57 per share.

In conjunction with this offering, we have entered into subscription agreements with FCMI Financial Corp. and Seabridge Gold Inc. (collectively, the “Private Placement Subscribers”), whereby the Private Placement Subscribers have agreed to purchase, subject to the completion of the public offering and customary closing conditions, an aggregate of 1,775,000 shares of common stock (the “Private Placement Shares”) at a purchase price equal to the public offering price per share (the “Private Placement”). The offer and sale of the shares of our common stock in the concurrent Private Placement are not covered by this prospectus supplement and will not be registered under the Securities Act of 1933, as amended, See “Concurrent Private Placement.”

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and, as such, we may have elected to comply with certain reduced public company reporting requirements.

As of September 11, 2017, the aggregate market value of our outstanding common stock held by non-affiliates, or public float, was approximately $23,467,573 based on 17,779,954 shares of outstanding common stock, of which 13,184,030 were held by non-affiliates, and a per share price of $1.78, the closing sale price of our common stock on the NYSE American on September 11, 2017. We have not sold any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12-month period that ends on and includes the date of this prospectus supplement. In no event will we sell securities in public primary offerings on Form S-3 with a value exceeding more than one-third of our public float in any 12 calendar month period so long as our public float remains below $75 million.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement and under similar headings in the documents incorporated by reference into this prospectus supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement, the accompanying base prospectus or any free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$1.40	$4,480,000
Underwriting Discounts and Commissions(1)	$0.07	$224,000
Proceeds, before expenses, to us	$1.33	$4,256,000

See the “Underwriting” section of this prospectus supplement for a description of compensation payable to the underwriters.

(1)	We have granted the underwriters an option to purchase up to an additional 320,000 shares from us at the price set forth above within 30 days from the date of this prospectus supplement. If the underwriters exercise their option in full, the aggregate underwriting discounts will be $246,400.

In connection with this offering, we have filed a short form prospectus with the securities regulatory authorities in the Provinces of Ontario, British Columbia and Alberta, Canada, which upon final receipt, will permit us to offer and sell in such Canadian jurisdictions the shares of our common stock being sold in this offering. The shares will be offered in Canada by Canaccord Genuity Corp. and Cantor Fitzgerald Canada Corporation, and in the United States by Canaccord Genuity Inc., a U.S. affiliate of Canaccord Genuity Corp., Cantor Fitzgerald & Co., a U.S. affiliate of Cantor Fitzgerald Canada Corporation, and Roth Capital Partners, LLC. References to the “underwriters” include each of these entities, as applicable.

Delivery of the shares of common stock is expected to be made on or about October 12, 2017.

Joint Book-Running Managers

Canaccord Genuity	Cantor Fitzgerald

Co-Manager

Roth Capital Partners

October 3, 2017

PROSPECTUS SUPPLEMENT

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts and is part of the registration statement (No. 333-218295) that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part, the accompanying prospectus dated June 8, 2017, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference herein or therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the dates when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Neither we nor the underwriters have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus or incorporated by reference herein or therein is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus and any free writing prospectus or of any sale of our common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement, the accompanying prospectus and any free writing prospectus.

This prospectus supplement, the accompanying prospectus and any free writing prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement, the accompanying prospectus and any free writing prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. We are not, and the underwriters are not, offering to sell, and seeking offers to buy, shares of our common stock in jurisdictions where offers and sales are prohibited. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. No action is being taken in any jurisdiction outside the United States and Canada to permit a public offering of the securities or possession or distribution of this prospectus supplement, the accompanying prospectus or any free writing prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement, the accompanying prospectus or any free writing prospectus in jurisdictions outside the United States and Canada are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement, the accompanying prospectus applicable or any free writing prospectus to that jurisdiction.

Unless otherwise stated, all references in this prospectus supplement and the accompanying prospectus to “we,” “us,” “our,” “Paramount,” “the Company” and similar designations refer, collectively, to Paramount Gold Nevada Corp., and its subsidiaries.

Market data and industry statistics and forecasts used throughout this prospectus supplement are based on the good faith estimates of management, which in turn are based upon management’s reviews of independent industry publications, reports by market research firms, and other independent and publicly available sources. Although we are not aware of any misstatements regarding the industry data that we present in this prospectus supplement, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017, incorporated by reference in this prospectus supplement, as well as the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” section of this Prospectus Supplement and our subsequent filings with the SEC also incorporated by reference herein.

We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business, including our corporate name, logos and website names. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated herein by reference contain certain references to future expectations and other forward-looking statements and information relating to our financial condition, results of operations and business. These statements include, among others:

•	statements about our anticipated exploration results, cost and feasibility of production, receipt of permits or other regulatory or government approvals and plans for the development of our properties;

•	statements concerning the benefits or outcomes that we expect will result from our business activities; and

•	statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

Additional written or oral forward-looking statements may be made by us from time to time in filings with the SEC or otherwise. Words such as “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project,” and similar expressions generally indicate forward-looking statements, each of which speaks only as of the date the statement is made. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Do not unduly rely on forward-looking statements. Actual results may differ materially from those expressed or implied by these forward-looking statements and information. Further, the information contained in this document or incorporated herein by reference is a statement of our present intention and is based on present facts and assumptions, and may change at any time and without notice, based on changes in such facts or assumptions. Factors that could cause actual results to differ materially from these forward-looking statements include:

•	the risks and hazards inherent in the exploration and mining businesses (including risks inherent in developing mining projects, environmental hazards, industrial accidents, weather or geologically related conditions);

•	changes in the market prices of gold and silver and a sustained lower price environment;

•	the uncertainties inherent in the Company’s exploratory and developmental activities, including risks relating to permitting and regulatory delays, ground conditions and grade variability;

•	any future labor disputes or work stoppages (involving the Company and its subsidiaries or third parties);

•	the uncertainties inherent in the estimation of gold and silver reserves and mineralized material;

•	changes that could result from the Company’s future acquisition of new mining properties or businesses;

•	the effects of environmental and other governmental regulations; and

•	the Company’s ability to raise additional financing necessary to conduct its business.

as well as other factors described elsewhere in this prospectus supplement, the accompanying prospectus, our Annual Report on Form 10-K for the fiscal year ended June 30, 2017 and in other filings we make with the SEC. Most of these factors are beyond our ability to predict or control. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

You should read this prospectus supplement, the accompanying prospectus, any free writing prospectus and the information incorporated by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we expect. Any forward-looking statement speaks only as of the date of this prospectus supplement. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and any free writing prospectus and in the documents we incorporate by reference. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, carefully, especially the risks of investing in our common stock discussed under “Risk Factors” beginning on page S-6 of this prospectus supplement and the “Risk Factors” section of our Annual Report on Form 10-K for the year ended June 30, 2017, along with our consolidated financial statements and notes to those consolidated financial statements, before making an investment decision.

OVERVIEW OF PARAMOUNT GOLD NEVADA CORP.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, engaged in the business of acquiring, exploring and developing precious metal projects in the United States of America. Paramount owns advanced stage exploration projects in the states of Nevada and Oregon. We enhance the value of our projects by implementing exploration and engineering programs that are likely to expand and upgrade known mineralized material to reserves. Paramount believes there are several ways to realize the value of its projects: selling its projects to producers; joint venturing its projects with other companies; or building and operating small mines on its own.

Our project located in Oregon, known as the Grassy Mountain Project, is located in Malheur County, Oregon, and was acquired by way of statutory plan of arrangement in the Province of British Columbia, Canada with Calico in July 2016.

The Company’s principal Nevada interest, the Sleeper Gold Project, is located in Humboldt County, Nevada, and was a producing mine until 1996.

Our principal office is located at 665 Anderson Street, 89445, Winnemucca, Nevada and our telephone number is (775) 625.3600. Our website is www.paramountnevada.com. Information presented or accessed through our website is not incorporated into, or made a part of, this prospectus supplement.

THE OFFERING

Common stock offered by us	3,200,000 shares

Common stock to be outstanding after this offering and the concurrent Private Placement	22,754,954 shares

Option to purchase additional shares	We have granted the underwriters an option for a period of 30 days to purchase 320,000 additional shares of our common stock.

Use of Proceeds	We estimate that the net proceeds to us from this offering and the concurrent Private Placement, after deducting estimated offering expenses payable by us, will be approximately $6,366,750. We currently intend to use the net proceeds from this offering and the concurrent Private Placement to fund the exploration and development of the Grassy Mountain Project and for general working capital. See the “Use of Proceeds” section in this prospectus supplement for more information.

Concurrent Private Placement	In conjunction with this offering, we have entered into subscription agreements with the Private Placement Subscribers whereby the Private Placement Subscribers have agreed to purchase an aggregate of 1,775,000 shares of common stock at a purchase price equal to the public offering price. The underwriters will serve as placement agents for the concurrent private placement, and we will pay the placement agents a cash fee equal to 5.0% of the gross sales price of the shares of common stock sold in the concurrent Private Placement. The offer and sale of the shares of our common stock in the concurrent Private Placement are not covered by this prospectus supplement and will not be registered under the Securities Act of 1933, as amended.

Risk Factors	Investing in our common stock involves a high degree of risk. You should read the “Risk Factors” section of this prospectus supplement, as well as those risk factors that are incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of factors to consider carefully before deciding to purchase shares of our common stock.

NYSE American symbol	“PZG”

The number of shares of our common stock to be outstanding after this offering is based on 17,779,954 shares of our common stock issued and outstanding as of October 2, 2017, includes 1,775,000 shares to be issued upon the closing of the concurrent Private Placement and excludes:

1,045,000 shares of our common stock issuable upon the exercise of stock options outstanding as of October 2, 2017, at a weighted-average exercise price of $1.54 per share;

1,045,000 shares of our common stock issuable upon the exercise of warrants outstanding as of October 2, 2017, at a weighted-average exercise price of $2.13 per share; and

523,995 shares of common stock available for future issuance under our 2015 and 2016 Stock Incentive Plan and Equity Compensation as of October 2, 2017.

Unless we specifically state otherwise, all information in this prospectus supplement assumes no exercise of outstanding stock options or warrants described above and that the underwriters do not exercise their option to purchase additional shares of our common stock.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before investing in our common stock, you should consider carefully the risks described below and under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2017, filed with the Securities and Exchange Commission, or SEC, on September 18, 2017, which is incorporated by reference into this prospectus supplement, together with the other information contained in this prospectus supplement, the accompanying prospectus and in our other filings with the SEC that we have incorporated by reference in this prospectus supplement and the accompanying prospectus. If any of these risks occur, our business, financial condition, results of operations and future growth prospects could be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to this Offering

Market Price of Common Stock

There has been relatively limited trading volume in the market for our common stock, and there can be no assurance that a more active trading market for our shares of common stock will develop or be sustained after this offering. Securities of precious metal exploration companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic developments in North America and globally, and market perceptions of the attractiveness of particular industries. The price of our securities is also likely to be significantly affected by short-term changes in commodity prices and specifically the price of gold and silver, other precious metal prices or other mineral prices, currency exchange fluctuation, or in our financial condition or results of operations as reflected in our quarterly earnings reports. Additionally, broad market fluctuations may cause the trading price of our common stock to decline. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation of this type may be expensive to defend and may divert our management’s attention and resources from the operation of our business.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

We have broad discretion in the use of our cash and cash equivalents, including the net proceeds we receive in this offering, and may not use them effectively.

Our management has broad discretion to use our cash and cash equivalents, including the net proceeds we receive in this offering, to fund our operations and could spend these funds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and delay the preparation of the pre-feasibility study and the development of the Grassy Mountain Project. Pending their use to fund our operations, we may invest our cash and cash equivalents, including the net proceeds from this offering, in a manner that does not produce income or that loses value.

Sales of a significant number of shares of our common stock in the public markets, or the perception that such sales could occur, could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. After this offering, we will have outstanding 22,754,954 shares of common stock based on 17,779,954 shares outstanding as of October 2, 2017. This includes the shares that we are selling in this offering, which may be resold in the public market immediately without restriction, unless purchased by our affiliates. Of the remaining shares, approximately 4,595,924 shares are subject to a contractual lock-up with the underwriters for this offering for 90 days immediately following the date of the final prospectus supplement for this offering. The representatives of the underwriters may, in their discretion, release the restrictions on any such shares at any time without notice. After the earlier of the expiration of, or release from, the lock-up period, the holders of these shares may at any time decide to sell their shares in the public market.

Because we have no current plans to pay cash dividends on our common stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We intend to retain future earnings, if any, for future operations and expansion of our business and have no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of common stock will be at the sole discretion of our Board of Directors. Our Board of Directors may take into account general and economic conditions, our financial condition, and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications on the payment of dividends by us to our stockholders or by our subsidiaries to us and such other factors as our Board of Directors may deem relevant. In addition, our ability to pay dividends is limited by covenants of our existing and outstanding indebtedness and may be limited by covenants of any future indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it.

If securities analysts do not publish research or reports about our business or if they downgrade our stock or our sector, our stock price and trading volume could decline.

The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrades our stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our stock could decline. If one or more of these analysts ceases coverage of the Company or fails to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

A non-U.S. holder of our common stock will be treated as having income that is “effectively connected” with a United States trade or business upon the sale or disposition of our common stock unless (i) our common stock is regularly traded on an established securities market and (ii) the non-U.S. holder owned not more than 5% of our common stock during the applicable testing period.

A non-U.S. holder of our common stock generally will incur U.S. Federal income tax on any gain realized upon a sale or other disposition of our common stock to the extent our common stock constitutes a “United States real property interest,” or USRPI, under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. A USRPI includes stock in a “United States real property holding corporation.” We are, and expect to continue to be for the foreseeable future, a “United States real property holding corporation.”

Under FIRPTA, a non-U.S. holder is taxed on any gain realized upon a sale or other disposition of a USRPI as if such gain were “effectively connected” with a United States trade or business of the non-U.S. holder. A non-U.S. holder thus will be taxed on such a gain at the same graduated rates generally applicable to U.S. persons (including long term capital gains rates, if applicable). In addition, a non-U.S. holder would have to file a U.S. federal income tax return reporting that gain. A non-U.S. holder that is a foreign corporation and not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such gain.

However, if our common stock becomes regularly traded on an established securities market, then gain realized upon a sale or other disposition of our common stock will not be treated as gain from the sale of a USRPI, as long as the non-U.S. holder did not own more than 5% of our common stock at any time during the five-year period preceding the sale or other disposition or, if shorter, the non-U.S. holder’s holding period for its shares of our common stock. At this time, we generally expect our common stock will be regularly traded on an established securities market, and so gain realized upon a sale or other disposition of our common stock will not be treated as gain from the sale of a USRPI, as long as the non-U.S. holder did not own more than 5% of our common stock at any time during the applicable testing period. However, in the event that our common stock is not regularly traded on an established securities market, then gain recognized by a non-U.S. holder upon a sale or other disposition of our common stock will be subject to tax under FIRPTA.

The tax treatment of corporations or an investment in our common stock could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The present U.S. federal income tax treatment of corporations, including us, or an investment in our common stock, may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress and the President propose and consider substantive changes to the existing U.S. federal income tax laws that affect corporations. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet our cash flow needs for operations, acquisitions or other purposes. We are unable to predict whether any of these changes or other proposals will be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in our common stock.

CONCURRENT PRIVATE PLACEMENT

In conjunction with this offering, we have entered into subscription agreements with the Private Placement Subscribers whereby the Private Placement Subscribers have agreed to purchase an aggregate of 1,775,000 Private Placement Shares at a purchase price equal to the public offering price. The Private Placement Subscribers consists of FCMI Financial Corp. and Seabridge Gold Inc., our two largest shareholders. The underwriters will serve as placement agents for the concurrent Private Placement and we will pay them a cash fee equal to 5.0% of the gross sales price of the shares of the Private Placement Shares. The sale of shares of the Private Placement Shares are not covered by this prospectus supplement and will not be registered under the Securities Act.

The offering and the Private Placement are contingent on the completion of the other and are expected to close concurrently. The closing of the Private Placement is subject to customary closing conditions. The Private Placement Shares will be subject to a four-month hold period under applicable Canadian securities laws and will also be “restricted securities” under U.S. securities laws.

USE OF PROCEEDS

We estimate that the net proceeds from this offering and the Private Placement, after deducting the underwriting discounts and commissions of $224,000, placement agent fees of $124,250 and estimated expenses of this offering and the Private Placement in the amount of approximately $250,000, including expenses relating to the preparation and filing of this prospectus, will be approximately $6,366,750 (or $6,792,350 if the overallotment option is exercised in full).

We intend to use the net proceeds of this offering and of the Private Placement to complete the pre-feasibility study (the “PFS”) with a portion also going toward permitting on the Grassy Mountain Project and for general working capital. The net proceeds of this offering (after deducting the underwriters’ fees and the expenses of this offering) and the net proceeds of the Private Placement (after deducting the placement agent fees) are intended to be used as follows:

Use of Proceeds
To complete the pre-feasibility study on the Grassy Mountain Project(1)	$3,185,000
Land holding costs on the Grassy Mountain Project	135,000
Site maintenance and reclamation costs on the Sleeper Project	261,000
General working capital(2)	2,785,750	(3)

TOTAL	$6,366,750

(1)	Consists of:

Expenditure	Amount (US$)	Fiscal Quarter of Expenditure
Well monitoring and Piezometers	195,000	Q2
Environmental and project consulting associated with permitting	1,069,000	Q2 and Q3
PFS geo-technical consulting and analysis	415,000	Q2
PFS resources and mine planning	120,000	Q2 and Q3
PFS process design	250,000	Q2 and Q3
PFS and permitting construction design	750,000	Q2
PFS metallurgy testing	100,000	Q2
General and administrative expenses for PFS	286,000	Q2 and Q3
TOTAL	3,185,000

(2)	Includes $964,000 in working capital through to PFS completion and mine permit application costs with the State of Oregon.
(3)	If the over-allotment option is exercised in full, general working capital would be $3,211,350.

We expect to achieve the key business objective of completing the PFS on the Grassy Mountain Project in March 2018. The remaining funds, in addition to our existing working capital of $1.05 million at June 30, 2017, are anticipated to be sufficient to fund our general and administrative expenses for at least 12 months from the completion of this offering and the Private Placement. After completion of the PFS, further exploration and development of the Grassy Mountain Project beyond the work to complete the PFS will require additional capital exceeding our cash on hand after giving effect to this offering and the Private Placement. Such further exploration and development work at the Grassy Mountain Project is discretionary and will be determined at the end of 2018 if and when the PFS has been completed.

Our actual use of the net proceeds may vary depending on our operating and capital needs from time to time. There may be circumstances where, for sound business reasons, a reallocation of funds may be necessary. See “Risk Factors”.

We have not achieved positive operating cash flow, and we are expected to have negative cash flow from operations in the foreseeable future. The net proceeds of this offering and the Private Placement are expected to be used to fund the proposed expenditures set out above; however, it may be necessary to allocate either existing working capital or an additional amount of the net proceeds of this offering to fund future operations. See also “Risk Factors – Risks Related to our Business Operations – No revenue generated from operations” in the Form 10-K.

Pending the use of the proceeds described above, we may invest all or portion of the proceeds of this offering in short-term deposits, including banker’s acceptances, short term, high quality, interest bearing corporate, government-issued and/or government-guaranteed securities.

PRICE RANGE OF OUR COMMON STOCK

Our common stock began trading on the NYSE American under the symbol “PZG” on April 20, 2015. Prior to that time, there was no public market for our stock. The following table sets forth for the indicated periods the high and low intra-day sales prices per share for our common stock on the NYSE American.

	High	Low
Year Ended June 30, 2015
Fourth Quarter (from April 20, 2015)	$1.85	$1.48

Year Ended June 30, 2016
First Quarter	$1.58	$1.05
Second Quarter	1.38	0.93
Third Quarter	1.48	0.96
Fourth Quarter	1.69	1.37

Year Ended June 30, 2017
First Quarter	$2.93	$1.58
Second Quarter	2.10	1.51
Third Quarter	2.10	1.57
Fourth Quarter	1.83	1.36

Year Ending June 30, 2018
First Quarter	$1.80	$1.38

On October 2, 2017, the last reported sale price of our common stock on the NYSE American was $1.57 per share. As of September 15, 2017, there were 165 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our capital stock since our inception. We currently intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in current or future financing instruments, provisions of applicable law and other factors the board deems relevant.

UNDERWRITING

Under the terms and subject to the conditions set forth in an underwriting agreement by and between us and Canaccord Genuity Corp. and Cantor Fitzgerald Canada Corporation, as representatives of the several underwriters named therein, we have agreed to sell to the underwriters and the underwriters have severally agreed to purchase from us, the number of shares indicated in the following table:

Underwriters	Number of Shares
Canaccord Genuity Corp.	1,440,000
Cantor Fitzgerald Canada Corporation	1,440,000
Roth Capital Partners, LLC	320,000

Total	3,200,000

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent such as the consummation of the concurrent Private Placement, the receipt by the underwriters of officers’ certificates and legal opinions. The underwriting agreement also provides that the representatives may terminate, at or prior to the closing, upon the occurrence of certain events such as a material adverse change in the US or international financial markets, an outbreak of hostilities, or a suspension of trading in our securities. The underwriters are obligated to purchase all of the shares of common stock (other than those covered by the over-allotment option described below) if they purchase any of the shares of common stock.

Option to Purchase Additional Common Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to additional 320,000 shares of common stock at the public offering price per share less the underwriting discount and commissions shown on the cover page of this prospectus supplement. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering.

Underwriting Discount and Commissions and Offering Expenses

The underwriters propose to offer the common stock to the public at the public offering price set forth on the cover of this prospectus supplement. The underwriters may offer the common stock to securities dealers at the price to the public less a concession not in excess of $0.04 per share of common stock. After the common stock is released for sale to the public, the underwriters may vary the offering price and other selling terms from time to time.

The following table summarizes the compensation to be paid to the underwriters by us:

		Total
	Per Share	Over- Allotment Option Not Exercised	Over- Allotment Option Fully Exercised
Public offering price	$1.40	$4,480,000	$4,928,000
Underwriting discounts and commissions to be paid by us	$0.07	$224,000	$246,400
Proceeds, before expenses, to us	$1.33	$4,256,000	$4,681,600

We have agreed to reimburse the underwriters of up to $100,000 of their expenses. We estimate our total expenses associated with the offering and the Private Placement, excluding underwriting discounts and commissions (but including the reimbursement obligation), will be approximately $250,000.

The underwriters will also serve as placement agents for the concurrent Private Placement, and we will pay them a cash fee equal to $124,250 which represents 5.0% of the gross sales price of the Private Placement Shares.

Indemnification and Contribution

We have agreed in the Underwriting Agreement to indemnify the underwriters against certain liabilities, including liabilities under United States and Canadian securities laws, and, where such indemnification is unavailable, to contribute to payments that the Underwriters may be required to make in respect of such liabilities.

Standstill

We have agreed in the Underwriting Agreement that for a period of 90 days from the date of this prospectus supplement, we will not, without the prior written consent of the representatives (which consent may be withheld at the sole discretion of the representatives), directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock or file any registration statement under the Securities Act with respect to any of the foregoing or enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our common stock, whether any such swap or transaction described above is to be settled by delivery of our common shares or such other securities, in cash or otherwise.

The restrictions above do not apply to (i) the shares of common stock issued in connection with this offering and concurrent private placement, (ii) any shares of common stock issued by us upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus and referred to in any documents incorporated herein by reference or (iii) any shares of common stock issued or options to purchase common stock granted pursuant to our employee benefit plans; provided that, in each case, the recipient of such shares or other securities is subject to substantially the same restrictions as those contained in herein.

Lock-Up Agreements

Our officers, directors, and the Private Placement Subscribers have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of the representatives (which consent may be withheld at the sole discretion of the representatives), directly or indirectly, sell, offer to sell, contract to sell, or grant any option for the sale (including without limitation any short sale), grant any security interest in, pledge, hypothecate, hedge, establish an open “put equivalent position” within the meaning of the Exchange Act or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any shares of our common stock. In addition, the parties may not enter into a swap or other arrangement which is designed to, or could be expected to, result in a disposition, in whole or in part, the economic benefits or risk of ownership in our common stock, or otherwise dispose of any shares of our common stock, currently or later owned either of record or beneficially, or publicly announce an intention to do any of the foregoing.

The restrictions above do not apply to (i) exercises of options granted under an employee benefit plan; provided that the shares acquired will be subject to the restrictions set forth in the lock-up agreement, (ii) bona fide gift transfers of common stock or securities to immediate family member(s) (as defined in Item 404(a) of Regulation S-K under the Exchange Act), (iii) transfers of common stock or securities by will or the laws of descent and distribute to one or more trusts for bona fide estate planning purposes, (iv) if the party is a corporation, partnership, limited liability company or other business entity, transfers of common stock or securities to any shareholder, partner or member of, or owner of a similar equity interest in, if, such transfer is not for value, (v) if the party is a corporation, partnership, limited liability company or other business entity, transfers of common stock or securities to another corporation, partnership, limited liability company or other business entity so long as the transferee is an affiliate and the transfer is not for value; provided that any transfer pursuant to clause (ii), (iii), (iv) or (v), the transferee agrees to be bound the terms of the lock-up agreement.

The lock-up agreement does not apply to the entering into a written trading plan designed to comply with Section 10b5-1 of the Exchange Act, provided that (i) no sales or other transactions are made pursuant to such plan during the 90 day lock-up period and (ii) no filing or other public announcement by any party under the Exchange Act or otherwise shall be required or shall be voluntarily made in connection therewith.

Price Stabilization, Short Positions and Penalty Bids; Passive Market Making

The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids, and passive market making in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Covered short sales are sales made in an amount not greater than the number of shares available for purchase by the underwriters under their over-allotment option. The underwriters may close out a covered short sale by exercising their over-allotment option or purchasing shares in the open market. Naked short sales are sales made in an amount in excess of the number of shares available under the over-allotment option. The underwriters must close out any naked short sale by purchasing shares in the open market. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Penalty bids may have the effect of deterring syndicate members from selling to people who have a history of quickly selling their shares. In passive market making, market makers in our common stock who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of our common stock to be higher than it would otherwise be in the absence of these transactions. In connection with this offering, the underwriters may engage in passive market making transactions in the shares of common stock in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must be lowered when specified purchase limits are exceeded.

The underwriters are not required to engage in these activities and may end any of these activities at any time.

Electronic Distribution

This prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated herein and therein by reference in electronic format may be made available on the websites maintained by one or more of the underwriters. The underwriters may agree to allocate a number of shares of common stock for sale to their online brokerage account holders. The common stock will be allocated to underwriters that may make Internet distributions on the same basis as other allocations. In addition, common stock may be sold by the underwriters to securities dealers who resell common stock to online brokerage account holders.

Other than this prospectus supplement, any accompanying prospectus, the free writing prospectus and the documents incorporated herein and therein by reference in electronic format, information contained in any website maintained by an underwriter is not part of this prospectus supplement, the accompanying prospectus, any free writing prospectus, the documents incorporated herein and therein by reference or registration statement of which the prospectus supplement forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase common stock. The underwriters are not responsible for information contained in websites that they do not maintain.

Relationship with the Underwriters

From time to time, certain of the underwriters and their respective affiliates have provided, and may continue to provide, investment banking services to us in the ordinary course of their businesses, and have received, and may continue to receive, compensation for such services.

Offering in Canada and the United States

In connection with this offering, we have filed a short form prospectus with the securities regulatory authorities in the Provinces of Ontario, British Columbia and Alberta, Canada, which upon final receipt, will permit us to offer and sell in such Canadian jurisdictions the shares of our common stock being sold in this offering. The shares will be offered in Canada by Canaccord Genuity Corp. and Cantor Fitzgerald Canada Corporation, and in the United States by Canaccord Genuity Inc., a U.S. affiliate of Canaccord Genuity Corp., Cantor Fitzgerald & Co., a U.S. affiliate of Cantor Fitzgerald Canada Corporation, and Roth Capital Partners, LLC. References to the “underwriters” include each of these entities, as applicable.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income and estate tax considerations applicable to non-U.S. holders with respect to their ownership and disposition of shares of our common stock. This discussion is for information only and is not tax advice. Accordingly, all prospective non-U.S. holders of our common stock should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock. We have not sought, and will not seek, a ruling from the Internal Revenue Service (the “IRS”) regarding any matter discussed herein, and no assurance can be given that the IRS would not assert, or that court would not sustain, a position contrary to any of the tax aspects set forth below. For purposes of this discussion, a non-U.S. holder means a beneficial owner (other than a partnership or other pass-through entity) of our common stock who is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion is based on current provisions of the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus supplement, all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences to non-U.S. holders described in this prospectus supplement. In addition, there can be no assurance that the Internal Revenue Service (the “IRS”), will not challenge one or more of the tax consequences described herein. We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally property held for investment). We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances nor does it address the alternative minimum tax, the Medicare tax on net investment income, or any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

•	insurance companies;

•	tax-exempt organizations;

•	financial institutions;

•	brokers or dealers in securities;

•	pension plans;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	owners that have elected to mark securities to market or that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;

•	holders who have acquired our common stock through the exercise of a stock option or otherwise as compensation; and

•	certain U.S. expatriates.

In addition, this discussion does not address the tax treatment of partnerships or persons who hold our common stock through partnerships or other entities or arrangements that are treated as pass-through entities for U.S. federal income tax purposes. A partner in a partnership or other pass-through entity that will hold our common stock should consult his, her or its own tax advisor regarding the tax consequences of acquiring, holding and disposing of our common stock through a partnership or other pass-through entity, as applicable.

Distributions on Our Common Stock

Distributions on our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “Gain on Sale, Exchange or Other Taxable Disposition of Our Common Stock.” Distributions will also be subject to the discussion below under the section titled “Withholding and Information Reporting Requirements—FATCA.”

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence. A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) and satisfy applicable certification and other requirements. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may be able to obtain a refund or credit of any excess amounts withheld by timely filing the required information with the IRS. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is generally taxed at the graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

A non-U.S. holder of our common stock may obtain a refund of any excess amounts withheld under these rules if the non-U.S. holder is eligible for a reduced rate of Unites States withholding tax and an appropriate claim for refund us timely filed with the IRS.

Gain on Sale, Exchange or Other Taxable Disposition of Our Common Stock

Subject to the discussion below under “Withholding and Information Reporting Requirements—FATCA,” in general, a non-U.S. holder will not be subject to any U.S. federal income tax on any gain realized upon such holder’s sale, exchange or other taxable disposition of shares of our common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by such non-U.S. holder in the United States, in which case the non-U.S. holder generally will be taxed at the graduated U.S. federal income tax rates (including long term capital gains rates as applicable) applicable to United States persons (as defined in the Code) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above under “Distributions on Our Common Stock” also may apply;

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder, if any; or

•	we are, or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S. real property holding corporation,” (“USRPHC”) unless our common stock is regularly traded on an established securities market and the non-U.S. holder holds (and is not deemed to hold under applicable attribution rules) no more than 5% of our outstanding common stock, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. If we are determined to be a USRPHC and the foregoing exception does not apply, then the non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code). A 15% withholding tax generally would apply to the gross proceeds from the sale of our common stock by a non-U.S. holder. In addition, a non-U.S. holder would have to file a U.S. federal income tax return reporting that gain and would pay any additional U.S. income tax due (if the 15% withholding tax were not sufficient to cover the full U.S. tax liability) or receive a refund for any tax over withheld. If such non-U.S. holder is a foreign corporation, such gain may also be subject to branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such gain, as adjusted for certain items. Generally, a corporation is a USRPHC only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We are currently a USRPHC. Thus, a non-U.S. holder will be subject to U.S. tax, as described above, upon the sale, exchange, or other taxable disposition of our common stock unless our common stock is regularly traded on an established securities market and the non-U.S. holder holds no more than 5% of our outstanding common stock, actually or constantly, during the time period described above. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a United States person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock. Generally, a non-U.S. holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable Form W-8) or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. holder, or otherwise establishes an exemption. Dividends paid to non-U.S. holders subject to withholding of U.S. federal income tax, as described above in “Distributions on Our Common Stock,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Withholding and Information Reporting Requirements—FATCA

Sections 1471 to 1474 of the Code (referred to as the Foreign Account Tax Compliance Act, or FATCA) generally impose a U.S. federal withholding tax at a rate of 30% on payments of dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to certain foreign entities, unless (i) if the foreign entity is a “foreign financial institution,” such foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” such foreign entity identifies certain of its U.S. investors, if any, or (iii) the foreign entity is otherwise exempt under FATCA. Withholding under FATCA generally applies (1) to payments of dividends on our common stock and (2) to payments of gross proceeds from a sale or other disposition of our common stock made after December 31, 2018. An intergovernmental agreement between the United States and an applicable foreign country may modify the FATCA rules described above. Non-U.S. holders should consult their own tax advisors regarding the possible implications of FATCA on non-U.S. holders’ investment in our common stock and the entities (including financial intermediaries) through which they hold our common stock.

U.S. Federal Estate Tax

Shares of our common stock that are owned or treated as owned at the time of death by an individual who is not a citizen or resident of the United States, as specifically defined for U.S. federal estate tax purposes, are considered U.S. situs assets and will be included in the individual’s gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

The preceding discussion of material U.S. federal tax considerations is for information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, owning, and disposing of our common stock, including the consequences of any proposed changes in applicable laws.

NOTICE TO INVESTORS

Australia

This prospectus is not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus in Australia:

You confirm and warrant that you are either:

•	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

•	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made; or

•	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor or professional investor under the Corporations Act any offer made to you under this prospectus is void and incapable of acceptance.

You warrant and agree that you will not offer any of the shares issued to you pursuant to this prospectus for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, each referred to herein as a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, referred to herein as the Relevant Implementation Date, no offer of any securities which are the subject of the offering contemplated by this prospectus has been or will be made to the public in that Relevant Member State other than any offer where a prospectus has been or will be published in relation to such securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the relevant competent authority in that Relevant Member State in accordance with the Prospectus Directive, except that with effect from and including the Relevant Implementation Date, an offer of such securities may be made to the public in that Relevant Member State:

•	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall require the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32) of Hong Kong. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the Initial Purchaser will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means, unless otherwise provided herein, any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been and will not be lodged or registered with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or the invitation for subscription or purchase of the securities may not be issued, circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person as defined under Section 275(2), or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor as defined under Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA except:

•	to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

•	where no consideration is given for the transfer; or

•	where the transfer is by operation of law.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the Company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the shares is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals”, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors (as defined in the Prospectus Directive) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, referred to herein as the Order, and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated. Each such person is referred to herein as a Relevant Person.

This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Duane Morris LLP. The underwriters are being represented in connection with this offering by Katten Muchin Rosenman LLP with respect to U.S. securities law matters and Bennett Jones LLP with respect to Canadian securities law matters.

EXPERTS

The consolidated financial statements of Paramount Gold Nevada Corp. and its subsidiaries as of June 30, 2017 and 2016 and for each of the years in the two-year period ended June 30, 2016 incorporated in this prospectus by reference from the Paramount Gold Nevada Corp. Annual Report on Form 10-K for the year ended June 30, 2017 have been audited by MNP LLP, an independent registered public accounting firm, as stated in their report thereon incorporated herein by reference, and have been incorporated in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s web site at http://www.sec.gov.

We also maintain a website at www.paramountnevada.com, through which you can access our SEC filings. The information set forth on our website is not part of this prospectus supplement or the accompanying prospectus.

This prospectus supplement is part of a registration statement we filed with the SEC. This prospectus supplement and the accompanying prospectus omit some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference in this prospectus supplement and the accompanying prospectus much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus supplement and the accompanying prospectus is considered to be part of this prospectus supplement and the accompanying prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus supplement and the accompanying prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus supplement and the accompanying prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement, the accompanying prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus supplement and the accompanying prospectus incorporate by reference the documents listed below (File No. 001-36908):

•	our Annual Report on Form 10-K for the year ended June 30, 2017 filed with the SEC on September 18, 2017;

•	the portions of our definitive proxy statement on Schedule 14A filed with the SEC on October 28, 2016 that are deemed “filed” with the SEC under the Exchange Act;

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on April 6, 2015, including any amendments or reports filed for the purpose of updating such description; and

•	all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination or completion of the offering of securities under this prospectus supplement which shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such reports and other documents;

provided that these documents are not incorporated by reference to the extent their contents are modified or superseded by a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference in this prospectus. To the extent that any document or information incorporated by reference into this prospectus is included in a report that is filed with or furnished to the SEC pursuant to the Exchange Act, such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

Paramount Gold Nevada Corp.

665 Anderson Street

Winnemucca, NV 89445

Attention: Christos Theodossiou, Director – Corporate Communications

Telephone: (775) 625-3600

You may also access these documents on our website, http://www.paramountnevada.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

You should rely only on information contained in, or incorporated by reference into, this prospectus, supplement, the accompanying exhibits and any free writing prospectus. We have not and the underwriters have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

PROSPECTUS

$12,000,000

PARAMOUNT GOLD NEVADA CORP.

Common Stock

Preferred Stock

Depositary Shares

Warrants

Debt Securities

Units

By this prospectus, we may from time to time offer securities to the public. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus, each applicable prospectus supplement, and the information incorporated by reference in this prospectus and each applicable prospectus supplement carefully before you invest.

Our common stock, par value $0.01 per share, is quoted on the NYSE MKT LLC under the symbol “PZG.” On May 25, 2017, the last reported sales price of our common stock, as reported on the NYSE MKT LLC, was $1.59 per share.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information or to make additional representations. We are not making or soliciting an offer of any securities other than the securities described in this prospectus and any prospectus supplement. We are not making or soliciting an offer of these securities in any state or jurisdiction where the offer is not permitted or in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

The securities may be sold by us to or through underwriters or dealers, directly to purchasers or through agents designated from time to time, or through a combination of these methods. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable discounts or commissions and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement. This prospectus may not be used to sell any securities unless accompanied by a prospectus supplement.

Investing in these securities involves certain risks. See the “Risk Factors ” section herein and in our Annual Report on Form 10-K for the year ended June 30, 2016 as well as our subsequently filed periodic and current reports, which we file with the Securities and Exchange Commission and are incorporated by reference into this prospectus. You should read the entire prospectus carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 8, 2017

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $12,000,000. We are subject to the provisions of General Instruction I.B.6. of the General Instructions to Form S-3, which provide that as long as the aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates of our company is less than $75 million, then the aggregate market value of securities sold by us or on our behalf on Form S-3, during the period of 12 calendar months immediately prior to, and including, the sale, is no more than one-third of the aggregate market value of the voting and non-voting common equity held by non-affiliates of our company. We have no outstanding non-voting common equity.

This prospectus provides you with a general description of the securities we may offer. Each time we offer a type of securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. We may also add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering.

You should carefully read this prospectus and any supplements, together with any documents incorporated by reference into this prospectus or any prospectus supplement before you decide to invest in our securities. You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

In this prospectus, we refer to Paramount Gold Nevada Corp. as “we,” “us,” “our,” the “Company” or “Paramount.”

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Information in and incorporated by reference into this prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the safe harbor provided by Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not purely historical may be forward-looking. You can identify some forward-looking statements by the use of words such as “believes,” “anticipates,” “expects,” “intends” and similar expressions. Forward looking statements involve inherent risks and uncertainties regarding events, conditions and financial trends that may affect our future plans of operation, business strategy, results of operations, and financial position. These statements by their nature involve substantial risks and uncertainties, credit losses, dependence on management and key personnel, variability of quarterly results, and our ability to continue growth. Statements in this prospectus regarding planned drilling activities and any other statements about Paramount’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements.

For a discussion of these and other factors that could cause actual results to differ from those contemplated in the forward-looking statements, please see the discussion under “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2016 and in our subsequent filings with the SEC.

Forward-looking statements speak only as of the date made. Because actual results or outcomes could differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any such forward-looking statements. We do not undertake any responsibility to update or revise any of these factors or to announce publicly any revisions to forward-looking statements, whether as a result of new information, future events or otherwise.

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PROSPECTUS SUMMARY

The following is only a summary and therefore does not contain all of the information you should consider before investing in our common stock. We urge you to read this entire prospectus, including the matters discussed under “Risk Factors” in this prospectus and the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC.

Our Company

We are an emerging growth company engaged in the business of acquiring, exploring and developing precious metal projects in the United States of America. Paramount owns advanced stage exploration projects in the states of Nevada and Oregon. We enhance the value of our projects by implementing exploration and engineering programs that are likely to expand and upgrade known mineralized material to reserves. Paramount believes there are several ways to realize the value of its projects: selling its projects to producers; joint venturing its projects with other companies; or building and operating small mines on its own.

The Company’s principal Nevada interest, the Sleeper Gold Project, is located in Humboldt County, Nevada, and was a producing mine until 1996.

Our project located in Oregon, known as the Grassy Mountain Project, is located in Malheur County, Oregon, and was acquired by way of statutory plan of arrangement in the Province of British Columbia, Canada with Calico Resources Corp. in July 2016.

Inter-corporate Relationships

We currently have three active wholly owned subsidiaries:

New Sleeper Gold LLC and Sleeper Mining Company, LLC, which operate our mining interests in Nevada.

Calico Resources USA Corp., which holds our interest in the Grassy Mountain Project in Oregon.

Initial Public Offering and Organizational Transactions

Paramount Gold Nevada Corp. is a Nevada corporation formed on June 15, 1992 under the name X-Cal (USA), Inc.

On April 17, 2015, we entered into the previously disclosed separation and distribution agreement with Paramount Gold and Silver Corp. (“PGSC”), to effect the separation (the “separation”) of the Company from PGSC, and to provide for the allocation between the Company and PGSC of the Company’s and PGSC’s assets, liabilities and obligations attributable to periods prior to, at and after the separation.

We filed a registration statement on Form S-1 in connection with the distribution (the “distribution”) by PGSC to its stockholders of all the outstanding shares of common stock of the Company. The registration statement was declared effective by the Securities and Exchange Commission on April 9, 2015. The distribution, which effected a spin-off of the Company from PGSC, was made on April 17, 2015. As a result of the distribution, the Company is now a publicly traded company independent from PGSC. On April 20, 2015, the Company’s shares of common stock commenced trading on the NYSE MKT LLC under the symbol “PZG”.

On March 14, 2016, Paramount Gold Nevada Corp. and Calico Resources Corp. (“Calico”) entered into an Arrangement Agreement providing for the acquisition of Calico by Paramount. On July 7, 2016, after having received the approval of the Supreme Court of British Columbia to the transaction, Paramount and Calico completed the transaction contemplated by the Arrangement Agreement, pursuant to which Calico became a wholly-owned subsidiary of Paramount.

On November 14, 2016, Calico Resources Corp. was merged into Calico Resources USA Corp. As a result, Calico Resources USA Corp. became a wholly owned subsidiary of Paramount.

Corporate Information

Our principal business office is located at 665 Anderson Street, Winnemucca, Nevada 89445, and our telephone number is (775) 625-3600. Our website address is www.paramountnevada.com. Information contained in our website or any other website does not constitute part of this prospectus.

RISK FACTORS

An investment in our securities involves risks. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should consider carefully the risks together with all of the other information contained or incorporated by reference in this prospectus, including any risks described in the section entitled “Risk Factors” contained in any supplements to this prospectus and in our Annual Report on Form 10-K for the fiscal year ended June 30, 2016 and in our subsequent filings with the SEC. Our business, financial condition, results of operations, or the value of these securities could be materially adversely affected by any of these risks.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include working capital, capital expenditures, mining, mineral exploration programs, geological fees, regulatory affairs expenditures, mineral testing, acquisitions of new properties or mining claims. Additional information on the use of net proceeds from the sale of securities offered by this prospectus may be set forth in the prospectus supplement relating to that offering.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby at prices and under terms then prevailing, at prices related to the then current market price or in negotiated transactions from time to time in one or more of the following ways:

•	directly to one or more purchasers;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	through broker-dealers, who may act as agents or principals, including a block trade in which a broker or dealer so engaged will attempt to sell as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents;

•	through remarketing firms;

•	in privately negotiated transactions; or

•	in any combination of these methods of sale.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the number of securities and purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any delayed delivery arrangements;

•	any discounts or concessions allowed or re-allowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis. Agents may receive compensation in the form of commissions, discounts or concessions from us. Agents may also receive compensation from the purchasers of the securities for whom they sell as principals. Each particular agent will receive compensation in amounts negotiated in connection with the sale, which might be in excess of customary commissions. Agents and any other participating broker-dealers may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with sales of the securities. Accordingly, any commission, discount or concession received by them and any profit on the resale of the securities purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. We have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. As of the date of this prospectus, there are no special selling arrangements between any broker-dealer or other person and us. No period of time has been fixed within which the securities will be offered or sold.

If required under applicable state securities laws, we will sell the securities only through registered or licensed brokers or dealers. In addition, in some states, we may not sell securities unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or re-allow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

We may use a remarketing firm to offer to sell the securities in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own account or as agents for us. These remarketing firms will offer or sell the securities pursuant to the terms of the securities. A prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.

If we offer and sell securities through a dealer, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. Any such dealer may be deemed to be an underwriter of the securities so offered and sold. The name of the dealer and the terms of the transactions will be set forth in the applicable prospectus supplement.

We may also sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.

We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

We may authorize agents, dealers or underwriters to solicit offers to purchase securities at the public offering price under delayed delivery contracts. The terms of these delayed delivery contracts, including when payment for and delivery of the securities sold will be made under the contracts and any conditions to each party’s performance set forth in the contracts, will be described in the applicable prospectus supplement. The compensation received by underwriters, agents or dealers soliciting purchases of securities under delayed delivery contracts will be described in the applicable prospectus supplement.

We may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

Unless otherwise specified in the related prospectus supplement, all securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We may apply to list any series of securities on an exchange, but we are not obligated to do so. Therefore, no assurance can be given as to the liquidity of, or the trading market for, any series of securities.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. These transactions may be effected on the NYSE MKT LLC or otherwise.

We will bear all costs, expenses and fees in connection with the registration of the securities, as well as the expense of all commissions and discounts, if any, attributable to sales of the securities by us.

DESCRIPTIONS OF THE SECURITIES WE MAY OFFER

We may sell from time to time, in one or more offerings, shares of our common stock, preferred stock, depositary shares, warrants, debt securities or units, or any combination of the foregoing.

The descriptions of the securities contained in this prospectus, together with the additional information we include in any applicable prospectus supplement or in any free writing prospectuses we have authorized for use in connection with a specific offering, summarize some of the terms and other provisions of the various types of securities that we may offer under this prospectus. These summary descriptions are not meant to be complete descriptions of each security. We will describe in the applicable prospectus supplement relating to a particular offering the specific terms of the securities offered under that prospectus supplement. The applicable prospectus supplement for a particular security may specify different or additional terms.

DESCRIPTION OF CAPITAL STOCK

The following description of common stock and preferred stock summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus, but is not complete. For the complete terms of our common stock and preferred stock, please refer to our certificate of incorporation, as amended and our bylaws, as may be amended from time to time. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the specific terms of any series of preferred stock in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any preferred stock we offer under that prospectus supplement may differ from the terms we describe below.

Common Stock

The following summary description of our capital stock is based on the provisions of our certificate of incorporation and bylaws and the applicable provisions of the Nevada Revised Statutes (as amended from time to time, the “NRS”). This information is qualified entirely by reference to the applicable provisions of our certificate of incorporation, bylaws and the NRS. For information on how to obtain copies of our certificate of incorporation and bylaws, please see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”.

We are authorized to issue 50,000,000 shares of common stock, par value 0.01 per share. As of May 25, 2017, there were 17,779,954 shares of common stock outstanding.

In February 2017, we issued common stock warrants to certain investors in a private placement. Each warrant has a two-year term and is exercisable at the following exercise prices: in the first year at $2.00 per share and in the second year at $2.25 per share. The warrants are exercisable for an aggregate of up to 1,045,000 shares of the Company’s common stock. As of May 25, 2017, there were 1,045,000 shares of common stock subject to outstanding warrants.

Holders of the Company’s common stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of common stock do not carry cumulative voting rights. The Company’s board of directors has authority, without action by the Company’s shareholders, to issue all or any portion of the authorized but un-issued shares of common stock, which would reduce the percentage ownership of the Company of its shareholders and which would dilute the book value of the common stock.

Shareholders of the Company have no preemptive rights to acquire additional shares of common stock. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of common stock are entitled to share equally in corporate assets after the satisfaction of all liabilities. Holders of common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. We have not paid any dividends since our inception and we do not anticipate that dividends will be paid in the foreseeable future.

We issue our shares of common stock in registered book-entry form and such shares are not certificated.

Preferred Stock

Currently, we do not have any preferred stock authorized. In the event that we determine to issue preferred stock, we will take the appropriate steps and obtain the necessary approvals required under our articles of incorporation and the NRS to authorize preferred stock for issuance. Assuming our Board of Directors and shareholders authorize an amendment to our certificate of incorporation to authorize “blank check” preferred stock, our certificate of incorporation, as amended would provide that our Board of Directors has the authority, without further action by the shareholders, to issue up to a specified number of shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of this preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of a series, without further vote or action by the shareholders. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of our company.

We will fix the rights, preferences, privileges and restrictions of the preferred stock of each series in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include any or all of the following, as required:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	voting rights, if any, of the preferred stock;

•	preemptive rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

If we issue shares of preferred stock under this prospectus, the shares will be fully paid and non-assessable.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that any number of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium for their shares of our common stock over the market price of the common stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock, including, without limitation, by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Inc., whose address is 111 Founders Plaza East Hartford, CT 06108.

Exchange Listing

Our common stock is listed on the NYSE MKT LLC under the symbol “PZG”.

DESCRIPTION OF DEPOSITARY SHARES

General

At our option, we may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do elect to offer fractional shares of preferred stock, we will issue to the public receipts for depositary shares and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. These rights may include dividend, voting, redemption and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus is not complete. You should refer to the forms of the deposit agreement, our certificate of incorporation and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the SEC. If applicable, material U.S. federal income tax considerations relating to depositary shares will be described in the applicable prospectus supplement.

Dividends

The depositary will distribute cash dividends or other cash distributions, if any, received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for the preferred stock.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

Liquidation Preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and no fewer than 20 nor more than 60 days, unless otherwise provided in the applicable prospectus supplement, prior to the date fixed for redemption of the preferred stock.

Voting

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder’s depositary shares. The record date for the depositary will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in accordance with these instructions. We will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in accordance with these instructions. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

Owners of depositary shares will be entitled to receive upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due to the depositary, the number of whole shares of preferred stock underlying their depositary shares.

Partial shares of preferred stock will not be issued. Holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by at least a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangement. We will also pay charges of the depositary in connection with:

•	the initial deposit of the preferred stock;

•	the initial issuance of the depositary shares;

•	any redemption of the preferred stock; and

•	all withdrawals of preferred stock by owners of depositary shares.

Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other specified charges as provided in the deposit agreement for their accounts. If these charges have not been paid, the depositary may:

•	refuse to transfer depositary shares;

•	withhold dividends and distributions; and

•	sell the depositary shares evidenced by the depositary receipt.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Neither the depositary nor we will be liable if either the depositary or we are prevented or delayed by law or any circumstance beyond the control of either the depositary or us in performing our respective obligations under the deposit agreement. Our obligations and the depositary’s obligations will be limited to the performance in good faith of our or the depositary’s respective duties under the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. The depositary and we may rely on:

•	written advice of counsel or accountants;

•	information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information; and

•	documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering a notice to us. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. The successor depositary must be a bank and trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of any warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. With respect to any warrants that we offer, specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus or as an exhibit to reports that we file with the SEC and incorporated by reference in this prospectus:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, the exercise price for shares of our common stock or preferred stock and the number of shares of common stock or preferred stock to be received upon exercise of the warrants;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or the common stock issuable upon exercise of the warrants on any securities exchange;

•	if applicable, the date from and after which the warrants and the common stock will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Transfer Agent and Registrar

The transfer agent and registrar for any warrants will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indenture, we are also referring to any supplemental indentures that specify the terms of a particular series of debt securities.

We will issue the debt securities under the indenture that we will enter into with the trustee named in the indenture. The indenture will be qualified under the Trust Indenture Act of 1939, as amended (“Trust Indenture Act”). We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

The following summary of material provisions of the debt securities and the indenture is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indenture that contains the terms of the debt securities.

General Terms of the Indenture

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit designated by us. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to afford holders of any debt securities protection with respect to our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for U.S. federal income tax purposes, be treated as if they were issued with “original issue discount,” or “OID,” because of interest payment and other characteristics. Special U.S. federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

•	the title of the series of debt securities;

•	any limit upon the aggregate principal amount that may be issued;

•	the maturity date or dates;

•	the form of the debt securities of the series;

•	the applicability of any guarantees;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	whether the debt securities rank as senior debt, senior subordinated debt, subordinated debt or any combination thereof, and the terms of any subordination;

•	if the price (expressed as a percentage of the aggregate principal amount thereof) at which such debt securities will be issued is a price other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or if applicable, the portion of the principal amount of such debt securities that is convertible into another security or the method by which any such portion shall be determined;

•	the interest rate or rates, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	if applicable, the date or dates after which, or the period or periods during which, and the price or prices at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

•	the date or dates, if any, on which, and the price or prices at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000, and any integral multiple thereof;

•	any and all terms, if applicable, relating to any auction or remarketing of the debt securities of that series and any security for our obligations with respect to such debt securities and any other terms which may be advisable in connection with the marketing of debt securities of that series;

•	whether the debt securities of the series shall be issued in whole or in part in the form of a global security or securities; the terms and conditions, if any, upon which such global security or securities may be exchanged in whole or in part for other individual securities; and the depositary for such global security or securities;

•	if applicable, the provisions relating to conversion or exchange of any debt securities of the series and the terms and conditions upon which such debt securities will be so convertible or exchangeable, including the conversion or exchange price, as applicable, or how it will be calculated and may be adjusted, any mandatory or optional (at our option or the holders’ option) conversion or exchange features, the applicable conversion or exchange period and the manner of settlement for any conversion or exchange;

•	if other than the full principal amount thereof, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof;

•	additions to or changes in the covenants applicable to the particular debt securities being issued, including, among others, the consolidation, merger or sale covenant;

•	additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium, if any, and interest, if any, with respect to such securities to be due and payable;

•	additions to or changes in or deletions of the provisions relating to covenant defeasance and legal defeasance;

•	additions to or changes in the provisions relating to satisfaction and discharge of the indenture;

•	additions to or changes in the provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars;

•	whether interest will be payable in cash or additional debt securities at our or the holders’ option and the terms and conditions upon which the election may be made;

•	the terms and conditions, if any, upon which we will pay amounts in addition to the stated interest, premium, if any, and principal amounts of the debt securities of the series to any holder that is not a “United States person” for federal tax purposes;

•	any restrictions on transfer, sale or assignment of the debt securities of the series; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, any other additions or changes in the provisions of the indenture, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to settlement upon conversion or exchange and whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indenture will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of our assets as an entirety or substantially as an entirety. However, any successor to or acquirer of such assets (other than a subsidiary of ours) must assume all of our obligations under the indenture or the debt securities, as appropriate.

Events of Default Under the Indenture

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indenture with respect to any series of debt securities that we may issue:

•	if we fail to pay any installment of interest on any debt securities of that series, as and when the same shall become due and payable, and such default continues for a period of 90 days; provided, however, that a valid extension of an interest payment period by us in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of interest for this purpose;

•	if we fail to pay the principal of (or premium, if any) on any debt securities of that series as and when the same shall become due and payable whether at maturity, upon redemption, by declaration or otherwise, or in any payment required by any sinking or analogous fund established with respect to that series; provided, however, that a valid extension of the maturity of such debt securities in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of principal or premium, if any;

•	if we fail to observe or perform any other covenant or agreement with respect to that series contained in the indenture or otherwise established with respect to that series pursuant to the indenture, other than a covenant or agreement specifically included solely for the benefit of one or more debt securities other than that series, and our failure continues for 90 days after we receive written notice of such failure, requiring the same to be remedied and stating that such is a notice of default thereunder, from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default described in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of (premium, if any) and accrued and unpaid interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of that series shall be automatically due and payable without any declaration or other action on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indenture, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies only if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request;

•	such holders have offered to the trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred by the trustee in compliance with the request; and

•	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other inconsistent directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indenture.

Modification of Indenture; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters:

•	to cure any ambiguity, defect or inconsistency in the indenture or in the debt securities of any series;

•	to comply with the provisions described above under “Description of Debt Securities—Consolidation, Merger or Sale”;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to add to our covenants, restrictions, conditions or provisions such new covenants, restrictions, conditions or provisions for the benefit of the holders of all or any series of debt securities, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default or to surrender any right or power conferred upon us in the indenture;

•	to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

•	to make any change that does not adversely affect the interests of any holder of debt securities of any series in any material respect;

•	to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided above under “Description of Debt Securities—General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to evidence and provide for the acceptance of appointment under any indenture by a successor trustee; or

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act.

In addition, under the indenture, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of any debt securities of any series;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any series of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•	provide for payment;

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	pay principal of and premium and interest on any debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the trustee;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indenture provides that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or another depositary named by us and identified in a prospectus supplement with respect to that series. To the extent the debt securities of a series are issued in global form and as book-entry, a description of terms relating will be set forth in the applicable prospectus supplement.

At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the trustee as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable (or such shorter period set forth in applicable escheat, abandoned or unclaimed property law) will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus or any prospectus supplement in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section will apply to each unit and to any common stock, or warrant included in each unit, respectively.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended June 30, 2016, and the effectiveness of our internal control over financial reporting, have been audited by MNP LLP, an independent registered public accounting firm as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, the validity of the securities being offered under this prospectus has been passed upon for us by Duane Morris LLP, Newark, New Jersey.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements, or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement, or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our website address is www.paramountnevada.com. Information contained in, or accessible through, our website is not a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information contained in any supplement to this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus will automatically update and supersede the information contained in this prospectus. We incorporate by reference the documents listed below and any future filings (other than current reports on Form 8-K furnished under Item 2.02 or Item 7.01 and exhibits filed on such form that are related to such items) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the initial filing date of the registration statement of which this prospectus forms a part and prior to the termination of this offering covered by this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2016 filed on September 16, 2016, including certain information incorporated by reference therein from our Definitive Proxy Statement for our 2016 annual meeting of stockholders;

•	Our Quarterly Reports on Form 10-Q for the fiscal periods ended September 30, 2016, December 31, 2016 and March 31, 2017 filed on November 9, 2016, February 9, 2016 and May 9, 2017 respectively;

•	Our Current Reports on Form 8-K or Form 8-K/A filed on December 16, 2016, January 12, 2017, February 8, 2017 and February 9, 2017; and

•	The description of our common stock included in our registration statement on Form 8-A filed on April 6, 2015.

We will provide without charge upon written or oral request, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to:

Paramount Gold Nevada Corp.

665 Anderson Street

Winnemucca, NV 89445

(775) 625-3600

Attn: Carlo Buffone, Chief Financial Officer

3,200,000 Shares

Paramount Nevada Gold Corp.

Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Canaccord Genuity	Cantor Fitzgerald

Co-Manager

Roth Capital Partners

October 3, 2017

CERTIFICATE OF THE CORPORATION

October 3, 2017

This short form prospectus, together with the documents incorporated by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of the provinces of Ontario, British Columbia and Alberta.

PARAMOUNT GOLD NEVADA CORP.

“Glen Van Treek”	“Carlo Buffone”
By: Glen Van Treek President and Chief Executive Officer	By: Carlo Buffone Chief Financial Officer

On behalf of the Board of Directors

“Rudi Fronk”	“Christopher Reynolds”
By: Rudi Fronk Director	By: Christopher Reynolds Director

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CERTIFICATE OF THE UNDERWRITERS

October 3, 2017

To the best of our knowledge, information and belief, this short form prospectus, together with the documents incorporated by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of the provinces of Ontario, British Columbia and Alberta.

CANACCORD GENUITY CORP.		CANTOR FITZGERALD CANADA CORPORATION

By:	“Craig Warren”	By:	“Christopher Craib”
	Craig Warren, Managing Director		Christopher Craib, President and Chief Financial Officer

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SCHEDULE “A”

SUPPLEMENTAL TECHNICAL INFORMATION

GRASSY MOUNTAIN PROJECT

The following is extracted from the executive summary of the Grassy Mountain Report. For full technical details, reference should be made to the complete text of the Grassy Mountain Report which is available on SEDAR under the Corporation’s profile at www.sedar.com and which is incorporated by reference herein. The following summary does not purport to be complete and is subject to all the assumptions, qualifications and procedures as set out in the Grassy Mountain Report and is qualified in its entirety with reference to the full text of the Grassy Mountain Report.

“1.1     INTRODUCTION

Metal Mining Consultants Inc. (“MMC”) was retained by Calico Resources Corp. (“Calico” or the “Company”) to complete a Preliminary Economic Assessment (“PEA”) and associated National Instrument 43-101 (“NI 43-101”) Technical Report for the Grassy Mountain Project (the “Project” or the “Grassy Mountain Project”) in Malheur County, Oregon.

The PEA is preliminary in nature, and there is no certainty that the results set forth in the PEA will be realized. The mineral resource estimate included in this report includes inferred mineral resources which are too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability. This report presents the results of the PEA based on all available technical data and information as of January 13, 2015.

This report was prepared in accordance with the Canadian Securities Administrators (“CSA”) NI 43-101 and in compliance with the disclosure and reporting requirements set forth in Companion Policy 43-101CP and Form 43-101F1 (June 2011). Mineral resources are classified in accordance with standards as defined by the Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”) “CIM Definition Standards—For Mineral Resources and Mineral Reserves”, prepared by the CIM Standing Committee on Reserve Definitions and adopted by CIM Council on December 17, 2010.

Table 1.1 Grassy Mountain Project Highlights

Highlights: Grassy Mountain Underground PEA

Note: The reader is cautioned that mineral resources are not mineral

Reserves, and as such, do not have demonstrated economic viability.

Project Economic Element	Underground Production
Resource (Measured and Indicated)
M&I Resource (tons) @ 0.065 Au cutoff grade	3,245,483
M&I Resource (oz Au/ton)	0.155
M&I Resource (oz Ag/ton)	0.271
M&I Silver : Gold ratio	1:82
Production
Mine Life (years)	9
Waste to Resource Ratio (waste/resource)	0.5
Tons / day (nominal)	2,076
Gold Recovery (%)	95%
Silver Recovery (%)	84%
Total oz. Recovered (Au)	478,550

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Project Economic Element	Underground Production
Total oz. Recovered (Ag)	740,087
Total oz. Recovered (Au eq.)(1)	483,165
Project Financials
Estimated Initial Capital (US $M)	119.7
Estimated Total Capital (US $M)	144.2
Capital / Recovered Au eq oz (US $/oz)	302
Estimated Total Cash Cost / Recovered Au Eq Oz (US $)	880
Cash Cost / Recovered Au eq oz (US $/oz)	578
Net Present Value (NPV), 5%, Pre-Tax (US $M)	144.2
Discounted Cash Flow Rate of Return (DCF/ROR)	32.6%
Payback Period (years)	2.7
(1) Au Price = $1,300/oz; Ag Price = $17.50/oz

Table 1.2 Projected Grassy Mountain Project Economic Performance (Pre-tax and pre-royalty, US$)

Item	Base Case	Upside Case
Gold Price Per Ounce	$1,300	$1,500
Silver Price Per Ounce	$17.50	$20.00
Pre-Tax Economics
Net Cash Flow (US $Millions)	202.9	299.2
NPV @ 5% Discount Rate (US $Millions)	144.2	221.9
NPV @ 7.5% Discount Rate (US $Millions)	121.0	191.5
NPV @ 10% Discount Rate (US $Millions)	101.0	165.2
Internal Rate of Return	32.6%	45.1%
Operating Costs Per Ounce of Gold Equivalent Produced (life of mine)	$577	$577
Total Costs Per Ounce of Gold Equivalent Produced (includes all capital)	$880	$880
Post-Tax Economics
Net Cash Flow (US $Millions)	156.6	223.7
NPV @ 5% Discount Rate (US $Millions)	107.7	162.4
NPV @ 7.5% Discount Rate (US $Millions)	88.5	138.3
NPV @ 10% Discount Rate (US $Millions)	71.8	117.4
Internal Rate of Return	27%	38%
Operating Costs Per Ounce of Gold Equivalent Produced (life of mine)	$577	$577
Total Costs Per Ounce of Gold Equivalent Produced (includes all capital)	$880	$880

1.2    PROPERTY DESCRIPTION AND OWNERSHIP

The Grassy Mountain Project is located in northern Malheur County, Oregon, approximately 22 miles south of Vale, Oregon, and roughly 70 miles west of Boise, Idaho. The project site is situated in the rolling hills of the high desert region of the far western Snake River Plain and consists of 418 unpatented lode claims, 3 patented lode claims, 9 mill site claims, 6 association placer claims, and various leased fee land surface and surface/mineral rights, all totaling roughly 9,300 acres. The local terrain is gentle to moderate, with elevations ranging from 3300 to 4,300 ft. above mean sea level.

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Calico Resources USA Corp., an Oregon corporation and wholly owned subsidiary of Calico Resources Corp., a British Columbia corporation, owns and controls an undivided 100% right, title and interest (including water rights) in the Grassy Mountain Gold Project, (subject to certain underlying agreements and royalties).

Calico Resources USA Corp. acquired all right, title and interest in and to the patented mining claims, unpatented mining claims, fee lands and other property rights pertaining to the Grassy Mountain Gold Project pursuant to the “Deed of Assignment of Mining Properties”, between Seabridge Gold Inc. and Seabridge Gold Corporation (Grantors) and Calico Resources USA Corp. (Grantee). Seabridge Gold Corporation retained a 10% Net Profits Interest in the Grassy Mountain Gold Project which can be purchased by Calico for $10,000,000 (CAD).

[The remainder of this page is intentionally left blank]

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Figure 1.1 Regional Map of Grassy Mountain Project

Vale
Nyssa
Hwy-26
Hwy-20 & 26
Hwy-20
Hwy-20, 26 & 201
Malheur River
Russell Rd
Twin Springs Road
Possible Utility Corridor
Access Road - Project to Vale
Negro Rock Canyon
Owyhee Ave
Mitchell Butte
Snake River
Hwy-201
Road to be Upgraded
Permit Area
Permit Area
Permit Area
Grassy Mountain
Owyhee Dam
T26N
T25N
T24N
T23N
T22N
R43E
R44E
R45E
R46E
Property Explanation
Patented Claims
Fee - surface & minerals
Fee - minerals only
BLM administered lands
Calico unpatented claims
other unpatented claims
N
0 1 2 3 4 5 km
0 1 2 3 miles
CALICO RESOURCES
Grassy Mountain Project
Malheur Co, Oregon
Location Map
January 2015

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Figure 1.2 Grassy Mountain Project Map

CALICO RESOURCES
Grassy Mountain Project
Malheur Co, Oregon
Permit Area Map
May 2012
N
0 1 km
0 0.5 miles
T21S, R43E
T21S, R44E
to Vale
Road to be Upgraded
36
31
32
33
34
Twin Springs Road
BLM secondary road
Calico Resources Unpatented Lode Mining Claims
T22S, R43E
T22S, R44E
1
6
5
4
3
Access Road - Plant to Vale
county road - BLM maintained
Access Road - Mine to Vale
Donald Nichols Jr, et al., Unpatented Lode Mining Claims
Permit Area - Mine Site
Permit Area - Proposed Plant Site
10
11
12
7
8
9
10
BLM - secondary road
Access Road - Mine to Plant
Sherry & Yates Inc Patent 36-2001-0141 mining lease & agreement to Calico
Permit Area - Haul Road from Mine Site to Proposed Plant Site
15
14
13
18
17
16
15
Henry Bishop, et at., mining lease & option to purchase by Calico
Property Explanation
Calico unpatented claims; BLM surface
other unpatented claims; BLM surface
Patented Claims - surface & minerals
Fee - surface & minerals
Fee - minerals; BLM surface
22
23
24
19
20

1.3    GEOLOGY AND MINERALIZATION

The geology of the Grassy Mountain property is dominated by the Grassy Mountain Formation, which consists of a thick sequence of pebble conglomerate, arkosic sandstone, sandstone, clay-rich siltstone, reworked tuff, and olivine basalt flows. The sedimentary portion of the Grassy Mountain Formation is 700 to 1000 ft thick, and within the project area most sedimentary units are silicified and strongly indurated.

Gold mineralization at Grassy Mountain occurs primarily in interbedded siltstone and fine-grained sandstone (arkose) sediments that are brecciated and cut by thin quartz chalcedony-adularia veinlets and stockworks. Mineralization is associated with epithermal hot springs deposition, and several siliceous sinter terraces are interbedded with the silicified clastic sediments.

1.4    EXPLORATION

During the 2011 exploration program, Calico mapped and sampled the Grassy Mountain deposit and completed three core and nine reverse circulation drill holes in the primary zone of mineralization on the property. Calico’s exploration strategy was to target areas where resource expansion was most probable. Historical data was thoroughly reviewed prior to drilling, and fresh sets of cross-sections and long-sections were constructed based on existing information. New interpretations of the orientation of mineralization and geology were plotted on the new sections. The new sections were then used to select areas where in-fill drilling was needed and areas where gold mineralization was open-ended and resource expansion probable. A detailed geologic model was produced based on the results of the 2011 exploration work, and subsequent supporting geophysical surveys were completed in March, 2012.

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1.5    MINERAL RESOURCE ESTIMATION

The mineral resource estimate for the Grassy Mountain Project is summarized in Table 1.3. This mineral resource estimate includes all drill data obtained as of September 26, 2014 and has been independently verified by Hardrock Consulting, LLC (“HRC”) and MMC. Table 1.3 summarizes the mineral resources for the Grassy Mountain Project. Underground Resources are reported at a cutoff grade of 0.065 opa Au and at a 0.005 opt cutoff for open pit resources. Underground resources are excusive of open pit constrained resources. The authors know of no known legal, political, environmental risks to the project. There is limited geotechnical data for the project however a geotechnical drilling program is recommended as part of this report.

Table 1.3 Mineral Resource Statement for the Grassy Mountain Project

Measured

	Tons (000s)	Au opt	Ounces Au (000s)	Ag opt	Ounces Ag (000s)
Underground (0.065 opt cog)	3,157.2	0.155	490.5	0.263	828.9
Open Pit (0.005 opt cog)	52,644.6	0.020	1,027.1	0.072	3,783.6

Indicated

	Tons (000s)	Au opt	Ounces Au (000s)	Ag opt	Ounces Ag (000s)
Underground (0.065 opt cog)	88.3	0.149	13.2	0.163	14.4
Open Pit (0.005 opt cog)	12,802.8	0.010	121.9	0.027	349.8

Measured plus Indicated

	Tons (000s)	Au opt	Ounces Au (000s)	Ag opt	Ounces Ag (000s)
Underground (0.065 opt cog)	3,245.5	0.155	503.7	0.260	843.2
Open Pit (0.005 opt cog)	65,447.4	0.018	1,149.0	0.063	4,133.3

Inferred

	Tons (000s)	Au opt	Ounces Au (000s)	Ag opt	Ounces Ag (000s)
Underground (0.065 opt cog)	0.0	0.000	0.0	0.000	0.0
Open Pit (0.005 opt cog)	221.3	0.007	1.5	0.010	2.2

Mineral resources are not mineral reserves and do not demonstrate economic viability. There is no certainty that all or any part of the mineral resource will be converted to mineral reserves. Quantity and grade are estimates and are rounded to reflect the fact that the resource estimate is an approximation.

1.6    INTERPRETATIONS, CONCLUSIONS AND RECOMMENDATIONS

Calico has invested considerable effort, in the advancement of the Grassy Mountain Project through drilling, permitting, technical and metallurgical evaluations, internally and with the assistance of reputable consulting firms.    This evaluation indicates a strong positive performance of a milling facility at the Project at the current metal price environment. The project performance is most sensitive to gold price and gold recovery. Metallurgical data to this point indicates economic extraction of metals is not complicated.

The project economics suggest that this is a project that can be put into production for a capital investment of approximately US $119 million and being paid back within 3 years of startup. Grassy Mountain is a project that warrants a more advanced review than a scoping study. Measured and Indicated Mineralization has been sufficiently identified and should be used as the basis of a Preliminary Feasibility Study.

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Potential exists for the discovery of additional mineral resources at exploration target areas identified within the Grassy Mountain claim block.

MMC is of the opinion that the current mineral resource at Grassy Mountain is sufficient to warrant continued planning and effort to explore, permit, and develop the Grassy Mountain Project.

MMC believes there is sufficient data to support a basic geologic model and continuing development of the project.    MMC has suggested a development of a decline to the mineral deposit to allow access to a large pilot scale recovery test and determination of other items that are important to the overall cost structure at Grassy Mountain.

MMC and Hardrock Consulting LLC (HRC) are of the opinion that the detailed geologic model described herein, along with the results of the exploration, drilling, and geophysical surveys completed as of October 2014, are sufficient to support preparation of a PFS.

MMC recommends that additional drilling of the main Grassy Mountain deposit be limited to geotechnical drill holes to acquire the necessary data and information to support engineering design and mine planning. This core drilling will also provide core for additional metallurgical work and confirmation of the cost of metals recovery.

As the base case of this PEA is an underground mining operation, MMC recommends that future economic analyses consider the evaluation of extracting open pit resources subsequent to the exhaustion of underground resources.

MMC recommends that Calico should engage the services of a reputable team in the advancement of the project towards the preliminary feasibility level. The Project represents a resource which includes Measured and Indicated resources. MMC recommends the following plans should be investigated to develop a better knowledge of the deposit economic criteria.

1.6.1    EXPLORATION DECLINE

MMC recommends an exploration decline into the mineralized resource to allow detailed Metallurgy and Geotechnical testing of the mineralized and waste materials to determine the safest roof and mining design and confirm early estimates of recovery and costs across rock type that carry economic grades.

1.6.2    GEOTECHNICAL DRILLING PROGRAM

MMC recommends that additional drilling of the main Grassy Mountain deposit be linked to Geotechnical design requirements and metallurgical work. Geotechnical drilling will enhance existing geotechnical data to allow optimization of the mine design.

MMC agrees with Calico’s planned expenses for exploration and development at Grassy Mountain, as summarized below.

Recommended work for the next phase of the project;

•	Provide 6-10 geotechnical holes to provide a better understanding of the strength of the rock being mined down the decline. This will provide a better understanding of the strength of the rock materials inside the decline and how much it may cost in the future to develop the rest of the mineral deposit once in production.

•	MMC suggests 4 holes in the recommended decline to provide information within 50 feet of the decline alignment.

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•	MMC suggests additional drilling to allow a better understanding of the rock strengths near the decline and within the mineralized zones. This core drilling can also be used to supplement the metallurgical understanding of the deposit and improve future recoveries, if production in the Grassy Mountain mine is permitted.

•	Continue with the permitting of the project, and push to obtain consent of the State of Oregon as this project is perceived by the public to be a safe development for an impoverished area of southeastern Oregon.

1.6.3    METALLURGY AND PROCESS DESIGN

The above mentioned holes would also allow further metallurgical work to be undertaken to fine tune the processing portion of this design report. MMC would also suggest a final pilot scale test to support the processing parameters of this report.

1.6.4    INFRASTRUCTURE

A transportation study should be considered. This would include recommendations for road enhancement and logistics between the minesite and Vale.

MMC recommends the following work plan:

Table 1.3 Proposed Work Plan for Grassy Mountain

Work Program at Grassy Mountain

Geotechnical Drilling including Met Work	$1,500,000
Exploration Decline	$3,000,000
Permitting and Environmental Costs	$1,500,000
Resource Model/Mine Planning Updates	$200,000
Total	$6,200,000”

SLEEPER PROJECT

The following is extracted from the executive summary of the Sleeper Report. For full technical details, reference should be made to the complete text of the Sleeper Report which is available on SEDAR under the Corporation’s profile at www.sedar.com and which is incorporated by reference herein. The following summary does not purport to be complete and is subject to all the assumptions, qualifications and procedures as set out in the Sleeper Report and is qualified in its entirety with reference to the full text of the Sleeper Report.

“

“1.    SUMMARY

1.1    INTRODUCTION

The Sleeper Project represents an opportunity as a mine that might be put back in to operation in the current gold price environment. This report documents a scoping study that looked at Sleeper with the potential to operate in an environment of low gold prices. In this view of the project, MMC chose to define a pit constrained mine plan that assumed a $650 selling price. Though the economic analysis is performed at $1,250 Au and $16 Ag selling prices, the scheduled mine plan from the $650 pit represent higher value ounces that can support a smartly derived, low capital investment. MMC feels this view of the Sleeper Project is representative for current market conditions.

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Results of the PEA are summarized below:

•	30,000 tonnes per day heap leach process facility fed by open pit mining (approximately 11 million tonnes per year throughput with 0.72 strip ratio);

•	Mineralized material containing a total 1.02 million ounces of gold and 5.1 million ounces of silver;

•	Average annual production of 102,000 ounces of gold and 102,000 ounces of silver for 7 years with additional metal recovered during final leaching of 37,850 ounces of gold and 30,500 ounces of silver;

•	Payback period of 3.5 years after the beginning of production;

•	Average gold grade for the first three years of 0.47 g/T with 0.41 g/T over the life of mine (LOM);

•	Low initial Capital Expenditure of $175 million and total LOM capital and sustaining costs of $259 million;

•	Projected LOM average cash operating costs are US$529 per ounce of equivalent gold produced;

•	LOM all-in capital, operating and sustaining costs estimated at $869 per ounce of gold equivalent;

•	At a gold and silver price of $1250 and $16 per ounce respectively, the pre-tax Base Case has a $290 million pre-tax net cash flow, a $202 million net present value at a 5% discount rate and an internal rate of return of 28.4%.

•	After tax base case NPV at 5% discount rate is $126 million and IRR of 20%

1.2    HISTORY

AMAX first began production in 1986. The Sleeper operation was designed to treat oxide mineralization by both milling and heap leaching. There was no flotation circuit in the mill to recover gold bearing sulphides. The early pit mill feed was oxide material, but zones of sulphide mineralization were present in the pit. Reported gold production from the mill was 1,219,880 ounces and 438,609 ounces from heap leaching. Silver production totaled approximately 2.3 million ounces. The mine ceased production in 1996.

1.3    GEOLOGY AND MINERALIZATION

Four main types of gold mineralization are found within the Sleeper deposit and may represent a continuum as the system evolved from a high level, high sulphidation system dominated by intrusion related fluids and volatiles to a low sulphidation meteoric water dominant system. In this setting the paragenetic relationships of the differing mineralization styles are as follows:

•	Early -quartz-pyrite-marcasite stockwork

•	Intermediate -medium-grade, silica-pyrite-marcasite cemented breccias localized on zones of structural weakness

•	Late -high-grade, banded, quartz-adularia-electrum-(sericite) veins

•	Post -alluvial gold-silver deposits in Pliocene gravels

AMAX mined all four types of mineralization, with high-grade material (> 0.1 oz Au/ton) processed through the mill and low-grade (0.006 to 0.1 oz Au/ton) material processed by heap leaching. All were mined by open pit methods from the Sleeper, Wood, and Office pits. The deposit was mined over a north-south distance of 4,500 ft (1,372 m) and an east-west width of approximately 2,100 ft (640 m).

The high-grade bonanza veins are banded and composed of layers of quartz—adularia-electrum, with minor carbonate, barite, and late stibnite. Veins ranging from 1 inch to 20 feet in true width were mined in the Sleeper, East Wood, West Wood and Office vein systems. Numerous other narrower or shorter veins have been found in the course of drilling and mining, including several below the final mined pit, and some hosted within Auld Lang Syne meta-sedimentary rocks.

Medium-grade breccias in the mine, which were clast-supported and cemented by silica, pyrite, marcasite and adularia, typically assay between 0.1 and 1.0 oz Au/ton. The pyrite-marcasite content of the higher-

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grade breccias was notably higher than in the veins. The silver content in mined breccias was typically three to six times the gold grade. Lower-grade stockwork and breccia mineralization accounted for approximately 20 percent of the gold production. Mineralized breccias extend below the depth of the Sleeper Mine open pits, as demonstrated by X-Cal drilling west of the Wood Pit, where the breccias are particularly rich in sulphides.

Alluvial gold mineralization of Miocene or Pliocene age was found and mined in the western part of the Sleeper pit. This Older Alluvium consists of poorly sorted conglomerates derived mostly from the weathering of altered Sleeper rhyolite and partly from vein/stockwork ores.

1.4    GEOLOGICAL MODELING

Leapfrog Support Chile (LSC) was retained by SRK Chile to create a 3D Geological model of Paramount’s Sleeper gold deposit in Nevada. The deliverable products of this work combines a 3D model for Au and Ag mineralization with a lithological model of the study area, to be used as geological domains for resource estimation by SRK. SRK Consulting geologists in Santiago, Chile, worked together with LSC to check the models and verify the process and interpretations. This was also monitored together with Paramount personnel during several meetings held during the process of this study.

1.5    EXPLORATION AND DRILLING

Following the ceasing of operations by AMAX in 1996, The Sleeper Joint Venture performed drilling in 2004 and 2005 concentrating on the West Wood and Facilities areas. X-Cal Resources drilled the Facilities area in 2006 — 2007, as well as other exploration target areas within the claim block. Paramount’s drilling in 2010 — 2011 concentrated on the West Wood and Facilities areas.

1.6    MINERAL RESOURCE ESTIMATION

Mr. Glen Van Treek, President and CEO of Paramount Gold Nevada asked SRK to estimate the gold and silver resources for the Sleeper Project considering three areas of the deposit, Sleeper, Facility and West Wood.

The estimation work consists of the following:

•	(Au) Gold Estimation

•	(Ag) Silver Estimation

•	(S) Sulphur Estimation

•	Density Estimation

•	Resource Classification

The geology used for this work corresponds to the interpreted models of lithology, mineralization, the gold and silver envelopes. The mineralized area was estimated using indicator kriging. The models of lithology, mineralization, gold and silver envelopes were created as 3D solids using Leapfrog software. A separation was made based on the solids of 0.1 ppm for Au and 2 ppm for Ag. Through various analyses, it was determined that using the geological units of the deposit as the estimation units was the best method for more faithfully representing the gold distribution in the deposit. Since each sector of the deposit (Sleeper, Facility and West Wood) is clearly defined and the behavior in grade by lithology is different in each one of the sectors, it was decided to analyse each lithological unit for each one of the areas separately.

Correlograms on composite data bases were used for modeling and describing the spatial variability of the mineralization of the deposit. The methodology used for developing Au and Ag correlogram models was based on following determined preferential directions for the grade variation behavior and lithology of each estimation domain. Since it was not a simple task to identify this behavior due to the geology groupings which form the estimation units, the process considers the creation of variographic maps as correlograms in such a way in order to better visualize the preferential directions for each estimation unit.

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Variographic studies used both down the hole and directional variogram analysis.

The sulphur (S) estimate was carried out using the Kriging Indicator Method for continuous variables.

The study also considered an estimate of the waste dumps which was performed using the Inverse distance squared method.

A block model with sub-cells was constructed in order to perform the resource estimation using ordinary kriging. The units were estimated separately except for some cases where soft boundaries were present. Validations were conducted to review the information of the nearest neighbor for global bias and drift, whereas for the general neighborhood review (where blocks around drillholes are also included), composited samples of 1.5 m were used. In order to limit the influence of very high grades, capping and a restricted search radius was performed on each estimation unit.

The estimations were validated using real grade vs. estimated grade regression. Comparison of global bias was also performed.

The following criteria were used for classifying the resources:

•	In order for blocks to be considered as a measured resource, the average estimation distance must be less than or equal to 28 metres. This data is taken from correlograms where at least 90% of the plateau value is appropriate. Furthermore, the block should be estimated using at least two drillholes.

•	In order for blocks to be considered as an indicated resource, the average estimation distance must be less than or equal to 40 metres and greater than 28 metres. This data is taken from correlograms, where at least 100% of the plateau value is appropriate. Furthermore, the block should be estimated using at least two drillholes.

•	In order for blocks to be considered as an inferred resource, the block must only be estimated for gold and may not be considered as either measured or indicated resources.

1.7    MINERAL RESOURCES

The Sleeper database used for SRK’s resource estimate includes more than 4,000 reverse circulation and core drill holes, as well as historical surface mapping and interpretations, to create a comprehensive lithological and structural model over the entire deposit. Additionally, data from more than 378,000 blast holes, collected while the project was in operation, were utilized to define trends, orientations and inclinations for the principal mineral zones. The April 2015 resource estimate prepared by SRK and discussed in Section 14, in the form of the resource block model, was used by MMC as the basis for determining potentially mineable mineralization in the PEA.

Mineral Resources for the project are pit-constrained, Figure 1-1 using a combined mining and processing cost of $5.50 per tonne and metal selling prices of $1,300 per ounce gold and $16 per ounce silver. Table 1-1 lists the in Pit Measured, Indicated and Inferred Mineral Resources for the Project.

Table 1-1 Sleeper Project Pit Constrained Mineral Resource Estimate

Classification	Tonnes (x1,000)	Au Grade (gpt)	Au Oz (x1,000)	Ag Grade (gpt)	Ag Oz (x1,000)
Measured	209,464	0.35	2,354	3.2	21,823
Indicated	87,662	0.28	789	2.5	7,065

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Classification	Tonnes (x1,000)	Au Grade (gpt)	Au Oz (x1,000)	Ag Grade (gpt)	Ag Oz (x1,000)
Measured and Indicated	297,126	0.33	3,143	3.0	28,888
Inferred	148,844	0.31	1,488	1.4	6,698

Mineral resources are not mineral reserves and do not demonstrate economic viability. There is no certainty that all or any part of the mineral resource will be converted to mineral reserves. Quantity and grade are estimates and are rounded to reflect the fact that the resource estimate is an approximation.

Figure 1-1 E-W Section showing block model and $1,300 Au whittle Pit

1.8    MINE PLANNING

The average grade of the Sleeper mineral resources is relatively low, which dictates a different mining approach than previously employed in exploitation of the high grade mineralization during the 1980s. These low grades, which are now being mined successfully elsewhere in Nevada, appear to be economically viable in combination with the current high gold price environment and low operating costs that could result from large surface mining throughputs. MMC and Paramount envisioned a smaller mining operation that could process a higher grade subset of the total pit constrained mineral resource. This mining approach is the basis of the analysis and evaluation developed for the PEA.

A Preliminary Economic Assessment provides a basis to estimate project operating and capital costs and establish a projection of the potential production including measured, indicated and inferred categories as permitted under National Instrument 43-101. Whittle pit optimization was performed using estimates of operating costs typical of operating surface mines using heap leach processing in northern Nevada, and using estimates of metallurgical recovery based on test work performed on Sleeper core and waste dump material and consideration of historical operating results for heap leaching at the original Sleeper mine. The ultimate pit shell was determined using a gold price of $650 per ounce to process relatively higher grade mineralization within the resource. Table 1-2 identifies this $650 gold price pit-constrained material that were used for the economic analysis.

The estimated strip ratio for the economic pit is 0.74.

Paramount notes that the PEA incorporates inferred mineral resources which are considered too geologically speculative to have the economic considerations applied to them that would enable them to be categorized as mineral reserves. Therefore, Paramount advises that there can be no certainty that the estimates contained in the PEA will be realized.

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Table 1-2 Mineralized Material and Mineralized Dumps Used for Production Scheduling in the PEA

Resource Category	Mineralized Material (000s Tonnes)	Gold Grade (g/t)	Gold (000s of ounces)	Silver Grade (g/t)	Silver (000s of ounces)
Measured	32,596	0.38	399	3.54	3,714
Indicated	10,089	0.35	112	2.29	744
Measured and Indicated	42,685	0.37	511	3.25	4,458
Inferred	34,924	0.46	511	0.57	640

1.9    METALLURGY

Paramount has performed scoping level metallurgical testing to provide a basis to project potential process recoveries for oxide, sulphide and mine dump material. Data was available from bottle roll testing and column leach testing of drill samples from the mine dumps, Facilities Zone, Westwood Zone and tail materials. The tests indicated that materials from the Facilities Zone and mine dumps had generally high Au recovery in cyanide leach tests, while Westwood Zone and Sleeper material had generally low gold recovery in cyanide leach tests. Accordingly, material from the Westwood Zone and tailings was not incorporated into the PEA analysis.

Three general mining zones were defined on the basis of metallurgical testing and historical mining performance: (1) the Facilities Zone (an area on the eastern edge of the Sleeper surface excavation), (2) Sleeper Zone (low grade continuation of the original Sleeper deposit at depth), (3) West Wood and (4) mine dumps from historic Sleeper mining operations.

On the basis of the existing test data and the historical metallurgical performance of the Sleeper cyanide heap leach and cyanide mill processing, heap leach process recovery assumptions used in the Whittle optimization were:

•	Alluvium — 72% for gold and 8% for silver

•	Mine Dumps — 72% for gold and 42.5% for silver

•	Facilities Zone — 79% for gold and 8% for silver

•	Mixed Zones — 67.5% for gold and 20% for silver

•	Sleeper Zone — 85% for gold and 10% for silver

•	West Wood Zone — 72% for gold and 9% for silver

The process facilities in the PEA were assumed to be standard cyanide heap leaching with a carbon-in-column and ADR recovery plant. Heap leach material would be crushed to P80 -3/4 inch (19 mm) using a primary and secondary crushing circuit. It was assumed that agglomeration would be required for the heap leach. The crushing circuit would be sized for 30,000 tonnes per day throughput.

The process facilities would produce a dore’ for direct sale to a regional refinery. It was assumed that metal produced would be sold at spot prices for gold and silver.

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1.10    CAPITAL COSTS

Capital costs were developed based on scaling costs from similar facilities for production rates and from design basis assumptions including an owner operated mining fleet. The costs are collected in three separate categories: (i) initial capital (construction costs to initiate mining operations and heap leach processing); (ii) sustaining capital (costs associated with equipment additions/replacements or system rebuilds); and (iii) contingency estimates. The estimated life of mine capital costs for the base case are listed in Table 1-3.

Table 1-3 Life of Mine Estimated Capital Costs

Description	US$(millions)
Initial Capital	145.5
Sustaining Capital	37.4
Expansion	22.6
Contingencies	29.4
Initial Fills and Spares	5
Working Capital	18.9
Total	258.8

1.11    OPERATING COSTS

Operating cost assumptions were based on similar scale surface mining operations using heap leach processing in northern Nevada, and process cost estimates for key consumables based on the available metallurgical test data, power consumption data and prevailing costs for key materials in similar Nevada mining operations. Operating cost assumptions per tonne of material processed are summarized as in Table 1-4.

Table 1-4 Estimated Unit Operating Costs

Cost Area	Cost per process tonne ($US/t)	Cost per equivalent* produced Au ounce ($US/eq.Oz)
Mining (including waste and mineralized material rehandle)	$2.41	$245
Processing	$1.98	$202
Administrative	$0.80	$81
Dewatering	$20	$20
Reclamation	$0.11	$11
Credit working capital and Initial Fills & Spares	($0.31)	($32)
Subtotal Operating Cost	$5.19	$529
Capital Cost	$3.33	$340
Projected Total Cost	$8.52	$869

* Gold Price =$US 1,250 per ounce; Silver Price = $US 16 per ounce

1.12    ECONOMIC ANALYSIS

The base case economic evaluation used historical three-year trailing averages for gold and silver prices as of October 12, 2015. This approach is consistent with the guidance of the United States Securities and Exchange Commission, is accepted by the Ontario Securities Commission and is industry standard. The base case pre-tax and post-tax economic results for both sets of metal price assumptions are listed in Table 1-5.

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1.13    INFRASTRUCTURE

Existing infrastructure at the Sleeper mine site will require upgrades for the projected large mine configuration, however, the basic components remain in place. The site is currently connected to the regional electrical grid, although substantial capacity upgrade would be required. Gravel road access, connecting the Sleeper mine site to paved, all weather Highways 140 and 95 is in place.

The community of Winnemucca, NV is to the south of Sleeper at the junction of Highway 95 and Interstate Highway 1-80, and is a community of 7,400 people. Mining and industrial skills required by the mining operation are readily available in the area, as Winnemucca supports numerous existing gold mining operations.

Table 1-5 Projected Economic Results (US $)

Parameter	Base Case	Spot Price Case	Long Term Price Case
Gold Price Assumption	$1,250	$1,185	$1,400
Silver Price Assumption	$16	$16	$16
In-pit Measured material	32,956	32,956	32,956
In-pit Indicated Material	10,089	10,089	10,089
In-pit Inferred Material	34,924	34,924	34,924
Pre-tax Net Cash Flow	$US 290.5 M	$US 241.6 M	$US 405.5 M
Pre tax Net Present Value (NPV) at 5%	$US 201.8 M	$US 161.7 M	$US 296.4 M
Internal Rate of Return Pre tax (IRR)	28.4%	24.1%	38.1%
After tax Net Cash Flow	$US 198.5 M	$US 165.0 M	$US 277 M
After tax Net Present Value (NPV) at 5%	$US 125.8 M	$US 98.3 M	$US 190.5 M
After tax Internal Rate of Return (%)	20%	17%	27%
Overall Strip Ratio (overburden:mineralization)	0.72	0.72	0.72
Average Annual Gold Production	92.4 k oz	92.4 k oz	92.4 k oz
Average Annual Silver Production	91.8 k oz	91.8 k oz	91.8 k oz
Average Gold Recovery	73.6%	73.6%	73.6%
Average Silver Recovery	14.6%	14.6%	14.6%
Average Total Mining Rate*	46.2 k tpd	46.2 k tpd	46.2 k tpd tpd
Average Mineralized Material Mining Rate*	26.6k tpd	26.6 k tpd	26.6 k tpd
Average Processing Rate*	26.6 k tpd	26.6 k tpd	26.5 k tpd

* over production years 1-8

Existing shop and office Buildings at Sleeper are located on top of the Facilities Zone, and would require removal and reconstruction. Heap leach pad and process facilities would have to be constructed however; very favorable terrain should result in low cost and rapid completion.

Renewed mining at Sleeper would require the development of a dewatering system to empty the existing mine lake, control inflow to the mine excavations and create a local depression in the hydrologic regime to allow deepening of the mine. The previous mining created a system of dewatering wells, however, only some monitoring wells remain functional. New wells would need to be installed, and a wetlands or rapid infiltration basin constructed.

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1.14    INTERPRETATION AND CONCLUSIONS

The Sleeper gold-silver deposit represents a project with a great deal of potential for being an important gold producer in Nevada. Exploration potential adjacent to the mine is very positive as well as brownfield opportunities in the other target within the claim block that still remain to be tested. Although the overall exploration potential was not part of the work scope, MMC reported that this potential had been recognized.

Au and Ag mineralization display various controls, including sub-vertical feeder structures and stockwork halos as well as bedding-parallel controls. The latter, is particularly seen at the Facility Zone, related to what has been interpreted in the model presented here in this report, as the base of the rhyolite (either as a flow or dome) and the contact with the underlying Mesozoic basement. These mineralization trends have not been extensively drilled, and present strong potential for continuity for increasing resources at the project.

A combined heap leach processing plus bio-oxidation scenario was tested to determine the economic viability of the Project. This will help guide PZG for future metallurgical testing and trade off studies in the event PZG will assess the project for preliminary feasibility economics. The alternative demonstrated an opportunity to for a project with a 14 year mine life as well as the ability to feed 50,000 tonnes per day to heap leach facilities for 11 years. The envisioned bio-oxidation plant would be fed with 10,000 tonnes per day of higher grade sulphide mineralization.

1.15    RECOMMENDATIONS

MMC recommends that the QA/QC sample and laboratory analysis evaluation continue to be done on a regular basis during subsequent drillhole campaigns. In addition, the investigations being conducted by Paramount to resolve some of the discrepancies between the principal laboratory and the secondary lab should continue to resolve this prior to the next drill campaign.

MMC recommends that PZG advance the project with a pre-feasibility study (“PFS”.) A PFS is an intermediate exercise, normally not suitable for an investment decision. It has the objectives of determining whether the project concept justifies a detailed analysis by a feasibility study, and whether any aspects of the project are critical to its viability and necessitate in depth investigations through various support studies. A PFS study is an intermediate stage between the relatively inexpensive PEA and a relatively expensive FS. PFS studies are often completed by two or three teams with access to various consulting groups.

MMC recommends that a budget of 1% of the initial capital startup costs of this PEA ($1,450,000 US) would be sufficient to implement a PFS.”

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